CELANESE CORPORATION
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CELANESE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

March 11, 2009

Dear Fellow Stockholders:

On behalf of your board of directors, I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of Celanese Corporation. The meeting will be held at 7:30 a.m. (Dallas time) on Thursday, April 23, 2009, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201.

The accompanying Proxy Statement describes the items to be considered and acted upon by the stockholders at the Annual Meeting.

To ensure that your shares are represented at the meeting, we urge you to cast your vote as promptly as possible. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may vote by proxy via the Internet or telephone, or, if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card.

Sincerely,

David N. Weidman
Chairman and
Chief Executive Officer

i

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CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 23, 2009

Time:	7:30 a.m., Central Daylight Time

Place:	The Crescent Club 200 Crescent Court — 17th Floor Dallas, Texas 75201

Items of Business:	(1) To elect Mr. James E. Barlett, Mr. David F. Hoffmeister and Mr. Paul H. O’Neill to serve on our board of directors until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified;

(2) To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3) To consider and vote on a proposal to approve the 2009 Global Incentive Plan;

(4) To consider and vote on a proposal to approve the 2009 Employee Stock Purchase Plan; and

(5) To transact such other business as may properly be brought before the meeting in accordance with the provisions of the Company’s Third Amended and Restated By-Laws (the “By-laws”).

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a stockholder of record as of the close of business on March 2, 2009.

Our Proxy Statement follows. Financial and other information about Celanese Corporation is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2008.

To ensure that your shares are represented at the meeting, we urge you to cast your vote as promptly as possible. You may vote by proxy via the Internet or telephone, or, if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

By Order of the Board of Directors of
Celanese Corporation

Curtis S. Shaw
Executive Vice President, General Counsel
and Corporate Secretary

Dallas, Texas
March 11, 2009

CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

PROXY STATEMENT

For the Annual Meeting of Stockholders To Be Held on
April 23, 2009

The board of directors (the “board of directors” or the “board”) of Celanese Corporation, a Delaware corporation (“Celanese,” “us,” “Company,” “we” or “our”), solicits the enclosed proxy for use at our 2009 Annual Meeting of Stockholders to be held at 7:30 a.m. (Central Daylight Time) on Thursday, April 23, 2009, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a “director” or collectively, the “directors”) and executive officers. We will bear the expense of soliciting the proxies for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 23, 2009

Celanese Corporation’s Notice of Annual Meeting and Proxy Statement, Annual Report
and other proxy materials are available at www.proxyvote.com

INFORMATION CONCERNING SOLICITATION AND VOTING

Pursuant to U.S. Securities and Exchange Commission rules, we have elected to furnish proxy materials to our stockholders over the Internet instead of mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and will receive the proxy materials in the format requested. This Proxy Statement and our 2008 Annual Report to Stockholders (as defined below) also are available at our website, www.celanese.com/index/ir_index/ir_reports.htm.

The Notice of Internet Availability and, for stockholders who previously requested electronic or paper delivery, the proxy materials are first being made available on or about March 11, 2009, to stockholders of record and beneficial owners who owned shares of the Company’s series A common stock (the “Common Stock”) at the close of business on March 2, 2009.

Our principal executive offices are located at 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

What is included in the proxy materials?

The proxy materials include:

•	Our Proxy Statement for the Annual Meeting of Stockholders; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Our Chairman’s Letter to Stockholders (together with the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our “2008 Annual Report to Stockholders”).

If you requested a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the Company’s board of directors and board committees, the compensation of the Company’s directors and certain executive officers for fiscal year 2008 and other required information.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at www.celanese.com/index/ir_index/ir_reports.htm.

Your Notice of Internet Availability, proxy card or voting instruction card contains instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Who may attend the Annual Meeting?

The board of directors set March 2, 2009 as the record date for the Annual Meeting. All stockholders of record and beneficial owners of shares of Common Stock at the close of business on March 2, 2009, or their duly appointed proxies, may attend and vote at the Annual Meeting and any adjournments or postponements thereof. For verification of beneficial ownership at the Annual Meeting, you will need to bring personal identification and a copy of your brokerage statement reflecting your share ownership as of March 2, 2009 and check in at the registration desk.

Who may vote at the Annual Meeting?

Each stockholder who owned Common Stock at the close of business on March 2, 2009 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 143,507,870 shares of our Series A common stock outstanding and there were no shares of our Series B common stock outstanding. Our Preferred Stock does not have voting rights at the Annual Meeting.

What constitutes a quorum to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence of, in person or by proxy, the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

How many votes are required to approve each item?

The affirmative vote of a majority of the voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for all proposals other than the election of directors. The affirmative vote of a majority of the actual votes cast is required for the election of each director nominee (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors. You may not cumulate your votes in the election of directors. In addition, stockholders holding a majority of the shares entitled to vote as of the record date must cast votes on each of approval of the 2009 Global Incentive Plan and approval of the 2009 Employee Stock Purchase Plan.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be counted toward calculating a quorum. Other than in the election of directors, abstentions will have the same effect as a vote against the proposal as to which the abstention is made. Broker non-votes will not have any effect on the outcome of the voting on any matter.

How does the Board recommend I vote on the proposals?

The board recommends votes:

•	FOR the election of each of the nominees for Class II director named in this Proxy Statement, Mr. James E. Barlett, Mr. David F. Hoffmeister and Mr. Paul H. O’Neill;

•	FOR the ratification of KPMG as our independent registered public accounting firm for fiscal year 2009;

•	FOR the approval of the 2009 Global Incentive Plan; and

•	FOR the approval of the 2009 Employee Stock Purchase Plan.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders (defined below) will vote your shares FOR the election of the board’s nominees, FOR the ratification of the selection of KPMG as our independent registered public accounting firm, FOR approval of the 2009 Global Incentive Plan and FOR approval of the 2009 Employee Stock Purchase Plan.

What is the difference between holding and voting shares as a stockholder of record and as a beneficial owner?

Most Celanese stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Mr. Steven M. Sterin, our Senior Vice President and Chief Financial Officer and Mr. Robert L. Villaseñor, our Associate General Counsel and Assistant Secretary, collectively (the “Proxyholders”) or to vote in person at the Annual Meeting.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee (the “Record Holder”), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your Record Holder, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF

RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED LEGAL PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your Record Holder has provided you with instructions on how to vote your shares.

What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one copy of the printed proxy materials?

You may receive more than one notice or more than one e-mail about the Internet availability of the proxy materials or more than one copy of the printed proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate mailing for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, e-mail or mailing. Please vote all of your shares.

How do I cast my vote?

Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Celanese is offering the following methods of voting:

Voting In-Person

Stockholders of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the Notice of Internet Availability of Proxy Materials or proof of identification.

Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the Record Holder giving you the right to vote the shares.

Voting via the Internet

Shares may be voted via the Internet at www.proxyvote.com. Your voting instructions will be accepted up until 11:59 P.M. Eastern Time on April 22, 2009. Have your Notice of Internet Availability in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting via Telephone

Shares may be voted via any touch-tone telephone at 1-800-690-6903. Your voting instructions will be accepted up until 11:59 P.M. Eastern Time on April 22, 2009. Have your Notice of Internet Availability in hand when you call and then follow the instructions given.

Voting via Mail

If you requested a paper proxy card, your shares may be voted via mail by marking, signing and dating your proxy card and returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERNET, TELEPHONE OR MAIL DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of directors, the ratification of the selection of KPMG as the independent registered public accounting firm and the approval of the 2009 Global Incentive Plan and the 2009 Employee Stock Purchase Plan, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I change my vote or revoke my proxy?

If your shares are held in street name through a broker, bank or other nominee, you should contact the holder of your shares regarding how to revoke your proxy.

If you are a stockholder of record, you may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again by telephone or through the Internet prior to 11:59 pm Eastern Daylight Time, on April 22, 2009;

•	requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability;

•	giving written notice to the Corporate Secretary of the Company by April 22, 2009; or

•	voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of Carl Hagberg & Associates will count the votes and will serve as the independent inspector of the election.

What if I execute my proxy but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you execute a proxy but do not specify how your shares are to be voted, the Proxyholders will vote your shares in accordance with the recommendations of the board provided above.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and ratification of the independent registered accounting firm are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” The proposals to approve the 2009 Global Incentive Plan and the 2009 Employee Stock Purchase Plan are deemed to be “non-routine” matters for which brokerage firms may not vote unvoted shares.

Who will bear the cost of soliciting votes for the Annual Meeting?

The cost of preparing, assembling, printing and mailing this Proxy Statement and related proxy materials and the cost of soliciting proxies related to the Annual Meeting will be borne by the Company. The Company will request banks and brokers to solicit their customers who are beneficial owners of shares of Common Stock listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of the solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Company and its subsidiaries, but no additional compensation will be paid to those individuals on account of their activities. In addition, the Company has retained

Georgeson Inc. to assist in the solicitation of proxies, for which it will be paid a fee of $9,000 plus reimbursement of reasonable out-of-pocket expenses. We estimate that the total fees and out-of-pocket expenses to be paid by the Company to Georgeson in connection with their services will be approximately $15,000.

How can I request free copies of the proxy materials or information?

You may contact Broadridge:

•	By Internet at: www.proxyvote.com

•	By calling Broadridge at: 1-800-579-1639

•	By sending an email to: sendmaterial@proxyvote.com

What is “householding”?

We may send a single Notice of Internet Availability or set of proxy materials and other stockholder communications to any address shared by two or more stockholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability, 2008 Annual Report to Stockholders or this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

To receive a separate copy or to stop receiving multiple copies sent to stockholders of record sharing an address:

•	Stockholder of Record. If you are a stockholder of record, please use the same contact information provided above under “How can I request free copies of the proxy materials or information?”

•	Beneficial Owner. If you are a beneficial owner, please submit your request to your stockbroker.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2010 annual meeting, the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 11, 2009. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Celanese Corporation
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

For a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8, the stockholder must provide the information required by the Company’s By-laws and give timely notice to the Company in accordance with the Company’s By-laws, which, in general, require that the notice be received by the by the Company’s Secretary:

•	Not earlier than the close of business on December 24, 2009, and

•	No later than the close of business on January 23, 2010.

If the date of the stockholder meeting is moved more than 30 days before the anniversary of the Company’s Annual Meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

How may I recommend or nominate individuals to serve as directors?

You may recommend director candidates for consideration by the board’s nominating & corporate governance committee as described later in this Proxy Statement under “Corporate Governance — Candidates for the Board.” Generally, recommended candidates are considered at the first or second board meeting prior to the annual meeting.

In addition, the Company’s By-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver the information required by the Company’s Bylaws. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to the Company’s Corporate Secretary in accordance with the Company’s By-laws, which, in general, require that the notice be received by the Company’s Secretary between the close of business on December 24, 2009 and the close of business on January 23, 2010, unless the annual meeting is moved by more than 30 days before the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in the question above.

How may I obtain a copy of the Company’s By-law provisions regarding stockholder proposals and director nominations?

You may contact the Company’s Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Company’s By-laws also are available on the Company’s website at www.celanese.com/index/ir_index/ir_corp_governance.htm.

Date of our fiscal year end

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Celanese, its officers and directors. Some of the information is stated as of the end of fiscal year 2008, and some information is provided as of a more current date. Our fiscal year ends on December 31.

ITEM 1: ELECTION OF DIRECTORS

Director Nominees

Under the Company’s By-laws, a director nominee must receive the affirmative of a majority of the votes cast at the Company’s Annual Meeting of Stockholders in order to be elected. The board believes this majority vote standard appropriately gives stockholders a greater voice in the election of directors than plurality voting does. Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. In order to address this “holdover” issue, board policy requires an incumbent nominee who fails to receive the required vote to tender his or her resignation. Following receipt of such a resignation, the board will act on it within 90 days of the certification of the vote. In considering whether to accept or reject the resignation, the board will consider all factors it deems relevant, including the underlying reason for the vote result, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The board may accept or reject the resignation. Only independent directors will participate in the deliberations regarding a tendered resignation.

Our board of directors is divided into three classes serving staggered three-year terms. At the Annual Meeting you will elect three directors to serve for three years. Our board of directors has nominated Mr. James E. Barlett, Mr. David F. Hoffmeister and Mr. Paul H. O’Neill to be elected as Class II directors at the Annual Meeting of Stockholders. The director nominees, Messrs. Barlett, Hoffmeister and O’Neill, have consented to be elected to serve as directors for the term of the Class II directors. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Celanese’s three nominees named below. If any nominee of Celanese is unable or declines to serve as a director as of the time of the Annual Meeting, the board may designate a substitute nominee or reduce the size of the board. Proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. If elected, Messrs. Barlett, Hoffmeister and O’Neill will serve until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified. The names of the nominees and certain information about them, as of March 2, 2009, are set forth below:

James E. Barlett, 65, has been a member of our board of directors since December 2004. He has been Vice Chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett has been a member of the board of directors of TeleTech Holdings, Inc. since February 2000. He previously served as the Chairman, President and Chief Executive Officer of Galileo International, Inc. Prior to joining Galileo, Mr. Barlett served as Executive Vice President for MasterCard International Corporation and was Executive Vice President for NBD Bancorp. Mr. Barlett also serves as a member of the board of directors and Chairman of the audit committee of Korn/Ferry International.

David F. Hoffmeister, 54, has been a member of our board of directors since May 2006. Mr. Hoffmeister serves as the Chief Financial Officer of Life Technologies Corporation. From October 2004 to November 2008, he served as Chief Financial Officer and Leader of Global Finance of Invitrogen Corporation, which merged with Applied Biosystems in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.

Paul H. O’Neill, 73, has been a member of our board of directors since December 2004. Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that time, he served as U.S. Secretary of the Treasury from 2001 to 2002 and was Chief Executive Officer of Alcoa, Inc. from 1987 to 1999 and Chairman of the board of directors from 1987 to 2000. He currently also serves as a member of the board of directors of TRW Automotive Holdings Corp.

Vote Required

Each director must receive a majority of votes cast in favor of his election.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

Class III Directors — Term Expires in 2010

Mark C. Rohr, 57, has been a member of our board of directors since April 2007. He has been the Chairman, President and Chief Executive Officer of Albemarle Corporation since October 2002. Mr. Rohr served as Albemarle’s President and Chief Operating Officer from January 2000 through September 2002. Previously, Mr. Rohr served as Executive Vice President — Operations of Albemarle. Before joining Albemarle, Mr. Rohr served as Senior Vice President, Specialty Chemicals of Occidental Chemical Corporation. Mr. Rohr currently serves as a member of the board of directors, the audit committee and the environmental, health & safety committee of Ashland Inc. He also serves on the executive committee of the American Chemical Council.

Farah M. Walters, 64, has been a member of our board of directors since May 2007. Since 2005, she has served as President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm. She also serves as a member of the board of directors, the compensation and governance committee and the financial policy committee of PolyOne Corporation. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland.

David N. Weidman, 53, has been our Chief Executive Officer and a member of our board of directors since December 2004. He became Chairman of the board of directors in February 2007. Mr. Weidman joined Celanese AG (the Company’s predecessor) in September 2000 where he held a number of executive positions, most recently Vice Chairman and a member of its board of management. Before joining Celanese AG, Mr. Weidman held various leadership positions with AlliedSignal, most recently as the President of its performance polymers business. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980. He is the Chairman of the board of the American Chemistry Council and serves as a member of the boards of the National Advisory Council of the Marriott School of Management and the Society of Chemical Industry. He is also a member of the Advancement Counsel for Engineering and Technology for the Ira A. Fulton College of Engineering and Technology and a member of the board and Chairman of the finance committee of The Conservation Fund.

Class I Directors — Term Expires in 2011

Martin G. McGuinn, 66, has been a member of our board of directors since August 2006. He currently serves as a member of the board of directors and the audit committee as well as the Chairman of the organization & compensation committee of The Chubb Corporation. He also serves as a member of the Advisory Board of CapGen Financial Group. From January 1999 until February 2006, he was Chairman and Chief Executive Officer of Mellon Financial Corporation, where he spent 25 years in a number of positions. Mr. McGuinn served a one-year term as Chairman of the Financial Services Roundtable from April 2003 to April 2004. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn also serves on several nonprofit boards including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

Daniel S. Sanders, 69, has been a member of our board of directors since December 2004. He was President of ExxonMobil Chemical Company and Vice President of ExxonMobil Corporation from December 1999 until his retirement in August 2004. Prior to the merger of Exxon and Mobil, Mr. Sanders served as President of Exxon Chemical Company beginning in January 1999 and as its Executive Vice President beginning in 1998. Mr. Sanders is a member of the Advisory Board of Furman University and the Board of the Greenville Symphony. He is the past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry (American Section). He currently serves as a member of the board of directors and a member of the compensation committee of Milliken and Co., a member of the board of directors, a member of the governance committee, and Chairman of the compensation committee of Arch Chemical, and a member of the board of directors and a member of the compensation committee and Chairman of the safety, health and environmental committee of Nalco Holding Company. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by the Society of Chemical Industry (American Section).

John K. Wulff, 60, has been a member of our board of directors since August 2006. He is the retired Chairman of the board of directors of Hercules Incorporated, a position held from July 2003 until Ashland, Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as a member of the board of directors, Chairman of the audit committee and a member of the governance and compensation committee of Moody’s Corporation. He is also a member of the board of directors of Sunoco Incorporated.

Director Compensation in 2008

The Company uses both cash and stock-based compensation to attract and retain qualified directors to serve on our board of directors. In setting the compensation levels, the nominating & corporate governance committee considered the extent of time and the expertise required to serve on our board. Each non-management director is entitled to (i) an annual cash retainer of $85,000 (paid quarterly) and (ii) an annual equity retainer of $85,000 in restricted stock units (granted at the first regular board meeting following the Annual Meeting). In addition, the chair of the nominating & corporate governance committee, compensation committee and environmental, health & safety committee receives an annual fee of $10,000 and the chair of the audit committee receives an annual fee of $20,000.

2008 Director Compensation Table

The table below is a summary of compensation paid and stock options and restricted stock units granted by the Company to non-management directors for the fiscal year ending December 31, 2008. David N. Weidman is not included in this table since he is an employee of the Company and receives no compensation for his services as director.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(2)	($)	($)(3)	($)	($)	($)	($)

Chinh E. Chu(1)	28,333	—	—	—	—	—	28,333
James E. Barlett	85,000	85,007	—	—	—	3,378	173,385
Paul H. O’Neill	95,000	85,007	—	—	—	2,630	182,637
Daniel S. Sanders	95,000	85,007	—	—	—	2,178	182,185
David F. Hoffmeister	105,000	85,007	43,946	—	—	3,623	237,576
John K. Wulff	95,000	85,007	40,452	—	—	—	220,459
Martin G. McGuinn	85,000	85,007	40,452	—	—	4,133	214,592
Mark C. Rohr	85,000	85,007	63,158	—	—	2,575	235,740
Farah M. Walters	85,000	94,455	84,226	—	—	2,997	266,678

(1)	Includes total compensation for Mr. Chu, who waived all rights to any cash compensation to which he was entitled as a director of the Company and authorized Blackstone Management Partners IV LLC to receive all such cash payments. Mr. Chu resigned as a director of the Company, effective April 24, 2008.

(2)	Includes payment of an annual retainer and chair fees.

(3)	FAS 123(R) expense for the year ended December 31, 2008 includes amounts granted in 2006 and 2007 (no stock options were granted in 2008). For a discussion of the method and assumptions used to calculate such expense, see Note 20 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. As of December 31, 2008, each director has the following number of options outstanding: James E. Barlett was granted 24,622, all of which are vested; Paul H. O’Neill was granted 24,622, all of which are vested; Daniel S. Sanders was granted 24,622, all of which are vested; David F. Hoffmeister was granted 25,000, of which 12,500 are vested; John K. Wulff was granted 25,000, of which 12,500 are vested; Martin G. McGuinn was granted 25,000, of which 12,500 are vested; Mark C. Rohr was granted 25,000, of which none are vested; Farah M. Walters was granted 25,000, of which none are vested.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected KPMG LLP to audit our consolidated financial statements. During fiscal 2008, KPMG served as our independent registered public accounting firm and also provided other audit-related and non-audit services which were approved by the audit committee.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the board is submitting the audit committee’s selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

Audit and Related Fees

Aggregate fees billed to the Company during the years ended December 31, 2008 and 2007 by its principal accounting firm KPMG and KPMG affiliates as follows:

	Year Ended December 31,
	2008	2007

Audit Fees(1)	$6,391,000	$6,083,000
Audit-related Fees(2)	35,000	323,000
Tax Fees(3)	210,000	96,000
All Other Fees	—	—

Total Fees	$6,636,000	$6,502,000

(1)	For professional services rendered for the audits of consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory audits and the review of the Company’s quarterly consolidated financial statements.

(2)	Primarily for professional services rendered in connection with secondary offerings (in 2007 only), consultation on financial accounting and reporting standards and employee benefit plan audits.

(3)	Primarily for professional fees related to the preparation of tax returns in non-US jurisdictions, assistance with tax audits and appeals and technical assistance.

Audit Committee Pre-approval Policy

The audit committee is responsible for appointing, retaining and pre-approving the fees of the independent registered public accounting firm. The audit committee has adopted a Policy for Pre-Approval of Independent Auditor Services (“Pre-Approval Policy”) pursuant to which proposed services may be pre-approved through the application of detailed policies and procedures (“general pre-approval”) or by specific review of each service (“specific pre-approval”). The audit committee has provided general pre-approval for certain specific types of audit, audit-related and tax services that do not exceed $100,000 per project and $1,000,000 per year in the aggregate and gives detailed guidance to management as to the specific services that are eligible for general pre-approval. The audit committee is to be informed on a timely basis of any services performed by the independent auditor pursuant to general pre-approval. Unless a type of service is included in this general pre-approval, it will require specific pre-approval. The annual audit services engagement terms and fees must be specifically pre-approved by the audit committee. Requests to provide services that require specific pre-approval must be submitted to the audit committee by both the independent registered public accounting firm and the chief financial officer or controller, and must include detailed back-up documentation and a joint statement as to whether the request or application is consistent with the SEC’s rule on auditor independence.

The audit committee may delegate its pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

All services performed by our independent auditor in 2008 were pre-approved by the audit committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2009.

ITEM 3: APPROVAL OF 2009 GLOBAL INCENTIVE PLAN

General

Our board of directors proposes and recommends that stockholders approve and adopt the Celanese Corporation 2009 Global Incentive Plan (the “2009 GIP”) which provides for the issuance of approximately 5,350,000 shares of Company securities to plan participants. See “Stock Subject to 2009 GIP” below. The 2009 GIP was approved by the board of directors on March 6, 2009. The board of directors and the Company’s management believe that the adoption of the 2009 GIP is in the best interests of the Company and necessary (i) to attract, retain and motivate employees, non-management directors and service providers of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and (ii) to further such individuals’ interests with those of the stockholders of the Company by providing for or increasing the proprietary interests in the Company of such individuals. The affirmative vote of a majority of the holders of shares of our Common Stock cast on the proposal will be required for the approval and adoption of the 2009 GIP.

Description of the 2009 GIP

In the following paragraphs we summarize the principal features of the 2009 GIP as it is proposed to be adopted. This summary is qualified in its entirety by reference to the full text of the 2009 GIP, which is set forth as an appendix to this Proxy Statement. Stockholders are urged to read the 2009 GIP in its entirety. Any capitalized terms used in this summary description but not defined here or elsewhere in this Proxy Statement have the meanings assigned to them in the 2009 GIP.

On March 6, 2009, the Company’s board of directors adopted the 2009 GIP and reserved approximately 5,350,000 shares of Common Stock for issuance thereunder. See “Stock Subject to 2009 GIP” below. The 2009 GIP enables the compensation committee to award incentive and nonqualified stock options, stock appreciation rights, shares of Common Stock, restricted stock, restricted stock units and incentive bonuses (which may be paid in cash or stock or a combination thereof), any of which may be performance-based, with vesting and other award provisions that provide effective incentives to Company employees (including officers), non-management directors and other service providers.

Currently, our equity-based compensation programs are administered under the Celanese Corporation 2004 Stock Incentive Plan (the “Prior Plan”). This proposal seeks stockholder approval of a new equity-based compensation plan. If approved, the 2009 GIP will replace the Prior Plan and will become the sole plan for providing equity-based incentive compensation to eligible employees, non-employee directors and service providers. No further awards will be granted under the Prior Plan from and after the date of stockholder approval of the 2009 GIP.

The following is a list of some of the 2009 GIP features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•	Option Exercise Prices Must Not Be Lower than Fair Market Value. The plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair market value (the average of the high and low sales price on the grant date) of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•	No Repricings Without Stockholder Approval. Other than in connection with a stock-split, reverse stock-split or similar change in the number of outstanding shares, the plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price).

•	“Full Value” Awards Count more Than One-to-One Against the Share Limit. With respect to awards other than options and stock appreciation rights, the number of shares available for awards under the 2009 GIP is reduced by 1.59 shares for each share covered by such award.

The board of directors believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Company’s named executive officers (other than the chief financial officer) can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2009 GIP has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our named executive officers listed on page 37 (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals may be based; and

•	the maximum amount of compensation that can be paid to an employee under the performance goal.

With respect to awards under the plan, each of these aspects is discussed below, and stockholder approval of the plan is intended to constitute approval of each of these aspects of the 2009 GIP for purposes of the approval requirements of Section 162(m).

Purpose of the 2009 GIP

The purpose of the 2009 GIP is to provide employees (including executive officers), non-management directors and other service providers with incentives for the future performance of services that are linked to the profitability of the Company’s businesses and to the interests of the Company’s stockholders. Certain aspects of the 2009 GIP are also intended to encourage employees (including executive officers), non-management directors and other service providers to own Common Stock, so that they may establish or increase their proprietary interest in the Company and align their interests with the interests of the stockholders.

Types of Awards Under the 2009 GIP

The plan provides for the following types of awards:

•	Stock options (both incentive stock options and “non-qualified” stock options);

•	Stock appreciation rights (“SARs”), alone or in conjunction with stock options or other awards;

•	Shares of restricted stock and restricted stock units (“RSUs”); and

•	Incentive bonuses which may be paid in cash, stock, or a combination thereof.

Administration of the 2009 GIP

The 2009 GIP is administered by the compensation committee of the board of directors. The compensation committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•	grant awards and determine the terms and conditions of those awards, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	prescribe and amend the terms of the agreements or other documents evidencing awards and the terms of or form of any document or notice required to be delivered to the Company by participants under the plan;

•	determine the extent to which adjustments are required in relation to changes in the Company’s capitalization, such as stock-splits, reverse stock-splits or dividends;

•	interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith in extraordinary circumstances; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

All decisions and actions of the compensation committee are final and binding on all participants in the 2009 GIP. The compensation committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing that stock option or stock appreciation right unless the Company has obtained the prior consent of its stockholders. Subject to certain limitations, the compensation committee may authorize one or more officers of the Company to perform any or all things the compensation committee is authorized and empowered to do or perform under the plan. In addition, the compensation committee may delegate any or all aspects of the day-to-day administration of the 2009 GIP to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Eligibility

Employees (including executive officers), non-management directors and service providers of the Company and its subsidiaries and affiliates are eligible for grants under the 2009 GIP. The board of directors has identified these classes of individuals as those whose services are linked most directly to the profitability of our businesses and to the interests of our stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the compensation committee deems relevant in connection with accomplishing the purpose of the plan. Because awards are established at the discretion of the compensation committee, subject to the limits described above, the number of shares that may be granted to any participant under the 2009 GIP cannot be determined. As of the record date, there were approximately 1,500 eligible employees and 8 eligible non-management directors.

Stock Subject to 2009 GIP

The maximum number of shares that may be issued under the 2009 GIP is equal to 5,350,000 shares plus (a) any shares of Common Stock that remain available for issuance under the Prior Plan (not including any shares of Common Stock that are subject to outstanding awards under the Prior Plan or any shares of Common Stock that were issued pursuant to awards under the Prior Plan) and (b) any awards under the Prior Plan that remain outstanding that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the award to the extent that such award is exercised for or settled in vested and non-forfeitable shares). As of March 2, 2009, a total of 348,218 shares remained available for awards under the Prior Plan, and a total of 7,985,395 shares were subject to outstanding awards under the Prior Plan. Of the 6,978,637 shares subject to outstanding option awards, the weighted average remaining contractual term was 6.6 years with a weighted average exercise price of $19.35.

Shares of Common Stock issued under the 2009 GIP may be either authorized and unissued shares or previously issued shares acquired by the Company, including shares purchased on the open market. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the Prior Plan), in whole or in part, the number of shares of Common Stock subject to such award will become available for grant again under the 2009 GIP. In addition, shares of Common Stock underlying awards that do not result in the issuance of Common Stock is connection with the payment or settlement of such award shall again become available order the 2009 GIP. With respect to awards other than options and stock appreciation rights, the number of shares available for awards under the 2009 GIP is reduced by 1.59 shares for each share covered by such award or with respect to which such award relates. Under the 2009 GIP, no single participant may be granted awards covering more than 1,000,000 shares of Common Stock in any fiscal year. The maximum number of shares of Common Stock that may be issued pursuant to stock options intended to be incentive stock options is approximately 5,350,000 shares.

In the event of any change in capitalization of the Company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the Company, any reorganization, any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the compensation committee will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Terms and Conditions of Stock Options

Stock options granted to participants may be granted alone or in addition to other awards granted under the 2009 GIP and may be of two types: (i) incentive stock options within the meaning of Section 422 of the Code (“ISOs”); or (ii) non-qualified stock options, which are not intended to be incentive stock options (“NSOs”). All stock options granted under the plan will be evidenced by a written agreement between the Company and the participant. Each agreement will provide, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option (which may not exceed 7 years), and other terms and conditions.

Subject to the express provisions of the 2009 GIP, options generally may be exercised over such period, in installments or otherwise, as the compensation committee may determine. If the compensation committee provides that any stock option is exercisable only in installments, the compensation committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the compensation committee may at any time accelerate the exercisability of any stock option. Dividend equivalents may not be granted with respect to shares underlying stock options.

The exercise price for any stock option granted may not be less than the fair market value of the Common Stock subject to that option on the grant date; provided, however, that the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the compensation committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Stock options granted under the 2009 GIP may not be transferred except by will or by the laws of descent and distribution, and each option shall be exercisable only by the participant during his or her lifetime, except that a participant may transfer an award for no consideration to the participant’s “family members” as defined in Form S-8 under the Securities Act of 1933. In no event are awards transferable for value or consideration.

Following termination of employment, the participant’s right to exercise an option then held shall be determined by the compensation committee and set forth in an award agreement. In all cases, individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Terms and Conditions of Stock Appreciation Rights

Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising an SAR, the participant is entitled to receive the amount by which the fair market value of the Common Stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in Common Stock, cash, or a combination of Common Stock and cash, at the compensation committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment and the prohibition on repricings, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the compensation committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable. Dividend equivalents may not be paid with respect to shares underlying stock appreciation rights.

Terms and Conditions of Grants of Restricted Stock and RSUs

A restricted stock award is an award of Common Stock with restrictions that lapse in installments over a vesting period following the grant date. A restricted stock unit, or RSU, provides for the issuance of Common Stock following the vesting date or dates associated with the award. The plan also allows for restricted stock or restricted stock units to be treated as a performance award, under which the grant, issuance or vesting of such award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the 2009 GIP. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants, subject to the limitations contained in the 2009 GIP.

Except in the event of a change in control of the Company or the death or disability of the participant, restricted stock and RSUs will vest no more quickly than over (i) one year following the date of grant to the extent such vesting is subject to the satisfaction of performance criteria, or (ii) three years following the date of grant to the extent subject only to time-based vesting criteria.

Unless otherwise determined by the compensation committee, the recipient of a restricted stock award will have, with respect to the shares of such restricted stock, all of the rights of a stockholder of the Company, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the compensation committee and reinvested in additional shares of restricted stock). Holders of RSUs are not entitled to voting rights in the shares of Common Stock underlying their RSUs until the underlying shares are actually reflected as issued and outstanding shares on the Company’s stock ledger. Common Stock underlying the RSUs shall not have rights to receive dividends or dividend equivalents.

Terms and Conditions of Incentive Bonuses

An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $20,000,000. The terms of any incentive bonus will be set forth in an award agreement that will include provisions regarding (i) the target and maximum amount payable to the participant, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions as determined by the compensation committee.

The compensation committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the threshold, target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. The compensation committee may specify the percentage of the target incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, in which case the performance criteria will be determined as specified below under “Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and Incentive Bonuses.” The compensation committee shall certify the extent to which any performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

In addition, in order to preserve the tax deductibility of amounts paid to the Company’s named executive officers, the 2009 GIP provides that the compensation committee shall determine the maximum funding for incentive bonus awards to such named executive officers based on a percentage of Operating EBITDA. For the purpose of annual bonus awards, the maximum bonus pool available for named executive officers shall be 5% percent of Operating EBITDA. Within this limit, annual bonus awards earned by named executive officers shall be determined based on the attainment of established objectives. Such objectives may be qualitative or quantitative in nature. Further, no reduction in the annual bonus award for one named executive officer shall result in an increased bonus award to any other named executive officer or any other employee.

The compensation committee shall determine the timing of payment of any incentive bonus. Payment of the amount due under an incentive bonus may be made in cash or in shares of Common Stock, as determined by the compensation committee.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and Incentive Bonuses

The compensation committee may specify certain performance criteria, which must be satisfied before stock options, stock appreciation rights, restricted stock and RSUs will be granted or will vest or incentive bonuses will become payable.

“Performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to an award. These objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the Company as a whole or to a business unit or a subsidiary or division, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) bookings, (xxi) backlog, (xxii) customer service, (xxiii) trade working capital, and/or (xxiv) environmental, health and/or safety goals.

Under the 2009 GIP and to the extent consistent with Section 162(m) of the Code, the compensation committee (i) shall appropriately adjust any evaluation of performance to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with generally accepted accounting principles in the United States of America or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: asset write-downs; litigation, claims, judgments or settlements; the effect of changes in tax law or other such laws or provisions affecting reported results; and accruals for reorganization and restructuring programs.

With respect to awards made to our named executive officers (other than the chief financial officer), the vesting or payment of which are to be made subject to performance goals, the compensation committee may design such awards or a portion thereof to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of performance goals. With respect to awards not intended to comply with Section 162(m), performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any award may include a threshold level of performance below which no portion of the award will become vested or payable, and levels of performance at which specified percentages of such award will become vested or payable.

Change in Control

The compensation committee may provide in any award agreement provisions relating to the treatment of awards in the event of a change in control.

Amendment and Termination of the 2009 GIP

The board of directors may amend, alter or discontinue the 2009 GIP and the compensation committee may amend or alter any agreement or other document evidencing an award made under the plan, but no such amendment shall, without the approval of the Company’s stockholders, reduce the exercise price of outstanding options or SARs; reduce the price at which options or SARs may be granted; increase the benefits accrued to any participant; increase the number of shares available for issuance under the plan; modify the eligible classes of participants under the plan; eliminate the minimum vesting requirements applicable to restricted stock and RSUs described above or allow the compensation committee to waive such requirements; or otherwise amend the plan in any manner requiring stockholder approval by law or under applicable listing requirements. No amendment or alteration to the 2009 GIP or an award shall be made which would impair the rights of a participant, without the participant’s consent, provided that no such consent shall be required if the compensation committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2009 GIP or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. If approved by stockholders, unless earlier terminated by the board of directors, the plan will continue in effect until March 6, 2019.

Repricings

The 2009 GIP prohibits the repricing of stock options and SARs without the approval of the stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).

Deferral of Gains

The compensation committee may provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock or RSUs, or in payment or satisfaction of an incentive bonus, to the extent consistent with Section 409A of the Code.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary of the U.S. federal income tax consequences to the Company and the participants in the 2009 GIP as of the date of this Proxy Statement. The discussion is intended solely for general information and does not make specific representations to any award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options.  The grant of a NSO is not a taxable event for the optionee and the Company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. In general, the Company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an ISO. If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the exercise of the ISO (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item that increases the participant’s “alternative minimum taxable income.” The Company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. In general, the Company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Stock Appreciation Rights.  The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Restricted Stock and Restricted Stock Units.  Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will generally receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

In connection with awards under the plan, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the Company of previously owned shares of Common Stock subject to certain holding period requirements.

Incentive Bonuses.  In general, a participant will be taxed at the time of payment of any incentive bonus. the amount subject to tax will be the amount of cash paid and, if applicable, the fair market value of any shares transferred to the participant. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares transferred in payment of an incentive bonus generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Potential Limitation on Company Deductions.  As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The 2009 GIP is designed to allow grants of awards that are “performance based” within this definition.

New Plan Benefits

Because benefits under the plan will depend on the compensation committee’s actions and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the plan is approved by stockholders. As of March 2, 2009, the closing price of our Common Stock was $7.72 per share.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” APPROVAL OF THE 2009 GLOBAL INCENTIVE PLAN.

ITEM 4: APPROVAL OF 2009 EMPLOYEE STOCK PURCHASE PLAN

General

Our board of directors proposes and recommends that stockholders approve and adopt the Celanese Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”). The 2009 ESPP was approved by the board of directors on March 6, 2009. The board of directors and the Company’s management believe that the adoption of the 2009 ESPP is in the best interests of the Company and necessary to provide eligible employees with a convenient method for acquiring an equity interest in the Company, enhance their sense of participation in the Company’s business and provide an incentive for continued employment. The affirmative vote of a majority of the holders of shares of our Common Stock cast on the proposal will be required for the approval and adoption of the 2009 ESPP.

Description of the 2009 ESPP

In the following paragraphs we summarize the principal features of the 2009 ESPP as it is proposed to be adopted. This summary is qualified in its entirety by reference to the full text of the 2009 ESPP, which is set forth as an appendix to this Proxy Statement. Stockholders are urged to read the 2009 ESPP in its entirety. Any capitalized terms used in this summary description but not defined here or elsewhere in this Proxy Statement have the meanings assigned to them in the 2009 ESPP.

On March 6, 2009, the Company’s board of directors adopted the 2009 ESPP and reserved 14,000,000 shares of Common Stock for issuance thereunder. The 2009 ESPP, including the right of participants to make purchases under the 2009 ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 423 of the Code. The 2009 ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose of the 2009 ESPP

The purpose of the 2009 ESPP is to provide employees, including the employees of any subsidiaries designated by the board of directors, with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance those employees’ sense of participation in our business, and to provide an incentive for continued employment.

Administration of the 2009 ESPP

The 2009 ESPP is administered by the compensation committee of the board of directors. All questions of interpretation or application of the 2009 ESPP are determined by the compensation committee and its decisions are binding upon all participants in the 2009 ESPP. The compensation committee may delegate any or all aspects of the day-to-day administration of the 2009 ESPP to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Eligibility

Employees of the Company and its majority-owned subsidiaries to which participation in the 2009 ESPP is extended by the compensation committee are eligible to participate in the 2009 ESPP. Unless otherwise determined by the compensation committee, the following classes of employees shall be excluded from participation in an offering under the 2009 ESPP: (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; and (iii) employees whose customary employment is for not more than five months in any calendar year. In addition, highly compensated employees may be excluded from participation in an offering under the 2009 ESPP at the discretion of the compensation committee.

As of the record date, approximately 2,700 employees were eligible to participate in the 2009 ESPP.

Offering Periods

The length of an offering period shall be as determined by the compensation committee, but in no event shall exceed 27 months. It is currently anticipated that offering periods will be calendar quarters, and the first offering period is anticipated to be the quarter commencing October 1, 2009.

An eligible employee may begin participating in the 2009 ESPP effective at the beginning of an offering period. Once enrolled in the 2009 ESPP, a participant is able to purchase shares of the Company’s Common Stock with payroll deductions at the end of the applicable offering period. Once an offering period ends, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the 2009 ESPP.

Purchase Price

The price at which shares are purchased under the 2009 ESPP will not be less than 85% of the fair market value of a share of Common Stock on the last day of the offering period. For purposes of the 2009 ESPP, fair market value means the average of the high and low trading prices of the stock during normal trading hours.

Payment of the Purchase Price; Payroll Deductions

A participant may designate payroll deductions to be used to purchase shares equal to a percentage of the participant’s eligible compensation that does not exceed 20%. A participant may not change the percentage of eligible compensation that is deducted to purchase shares under the 2009 ESPP during an offering period. However, if the participant reduces that percentage to 0%, the participant will be deemed to have withdrawn from the offering if required by a third party administrator’s procedures. A participant may withdraw from the 2009 ESPP at any time, and in that event all accumulated payroll deductions will be refunded to the participant.

At the end of each offering period, unless the participant has withdrawn from the 2009 ESPP, payroll deductions are applied automatically to purchase Common Stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price. Fractional shares will be issued, so no funds will be carried over to the next offering period. In no event may a participant purchase more than 25,000 shares in any offering period.

Adjustments and Limitations

In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, exchange of shares, issuance of rights to subscribe or other change in capital structure, the compensation committee will appropriately adjust the number of shares available under the 2009 ESPP.

A participant is not permitted to purchase shares under the 2009 ESPP if the participant would own shares of Common Stock possessing 5% or more of the total combined voting power or value of all series of our common stock. A participant is also not permitted to purchase Common Stock with a fair market value in excess of $25,000 in any one calendar year. A participant does not have the rights of a stockholder until the shares are actually owned by the participant.

Nonassignability

Rights to purchase Common Stock under the 2009 ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and Termination of the 2009 ESPP

The 2009 ESPP may be amended at any time by the compensation committee, subject to the approval of the Company’s stockholders to the extent required by Section 423 of the Code, applicable law, or stock exchange listing standards.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary of current U.S. federal income tax law consequences to participants in the 2009 ESPP as of the date of this Proxy Statement. The discussion is intended solely for general information and does not make specific representations to 2009 ESPP participants. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

No income will be taxable to a participant at the time of the grant of the right to purchase shares or the actual purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. Payroll deductions under the 2009 ESPP will be subject to income tax and the normal tax withholding rules.

If the shares have been held by the participant for more than two years after the date of option grant (i.e., the beginning of the applicable offering period), the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price for the shares or (b) the excess of the fair market value of the shares at the time the option was granted over the purchase price for the shares (determined based on the fair market value of the shares on that date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from the beginning of the applicable offering period.

New Plan Benefits

Eligible employees participate in the 2009 ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 2009 ESPP. Accordingly, future purchases under the 2009 ESPP are not determinable at this time. Non-management directors are not eligible to participate in the 2009 ESPP. Therefore, such awards have not been included in a table in this Proxy Statement. As of March 2, 2009, the closing price of Common Stock was $7.72 per share.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” APPROVAL OF THE 2009 EMPLOYEE STOCK PURCHASE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans by type as of December 31, 2008:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance Under
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
Plan Category	and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Approved by security holders	—	—	—
Not Approved by security holders
Stock Options	7,015,759	$19.35	285,517
Restricted Stock Units	1,603,766		285,517

Total	8,619,525		285,517

OUR MANAGEMENT TEAM

Our executive officers are elected by the board of directors and hold office for such terms as determined by the board of directors. Set forth below is information regarding the current executive officers of the Company who are not also serving as directors:

Jim Alder, 60, has served as our Senior Vice President, Operations and Technical since February 2008. In this capacity he oversees our global manufacturing operations, as well as the Company’s overall productivity efforts, including Six Sigma and operational excellence. Mr. Alder previously served as our Vice President, Operations and Technical from 2000 to February 2008. Prior to 2000, Mr. Alder held various roles within the Company’s manufacturing, research and development, and business management operations. He joined Celanese in 1974 as a process engineer and received a Bachelor of Science degree in Chemical Engineering from MIT in 1970.

John J. Gallagher, III, 44, has served as our Executive Vice President and President, Acetyl Intermediates and Celanese Asia since July 2007. On February 25, 2009, the Company announced that Mr. Gallagher would be leaving the Company on March 31, 2009. Mr. Gallagher previously served as our Executive Vice President and Chief Financial Officer from August 2005 to July 2007. Prior to joining Celanese, Mr. Gallagher was Chief Executive Officer of Great Lakes Chemical Corporation since November 2004. He began his career with Great Lakes Chemical as Senior Vice President and Chief Financial Officer in May 2001. In 2003 and 2004, he was also responsible for the company’s global supply chain. Before joining Great Lakes Chemical, he was Vice President and Chief Financial Officer of UOP LLC, a leading manufacturer of catalysts and licensor of petroleum refining and petrochemical processes, since 1999. Mr. Gallagher started his career in the manufacturing industry at AlliedSignal as director of Finance, Mergers and Acquisitions, in February 1995, and became Chief Financial Officer of the AlliedSignal Bendix Vehicle Systems Division in September 1998. Before joining AlliedSignal, he was an M&A consultant at Price Waterhouse LLP. Mr. Gallagher received a Bachelor of Science degree in accounting from the University of Delaware in 1986 and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants.

Christopher W. Jensen, 42, has served as our Vice President and Corporate Controller since March 2, 2009. From May 1, 2008 to March 2, 2009, he served as Vice President of Finance and Treasurer. In such capacity he had global responsibility for corporate finance, treasury operations, insurance risk management, pensions, technical accounting, and general ledger accounting. Mr. Jensen was previously the Assistant Corporate Controller from March 2007 through April 2008, where he was responsible for SEC reporting, internal reporting, and technical accounting. In his initial role at Celanese from October 2005 through March 2007, he built and directed the company’s technical accounting function. From August 2004 to October 2005, Mr. Jensen worked in the inspections and registration division of the Public Company Accounting Oversight Board. He spent 13 years of his career at PricewaterhouseCoopers LLP in various positions in both the auditing and mergers & acquisitions groups. Mr. Jensen earned master’s and bachelor’s degrees in accounting from Brigham Young University and is a Certified Public Accountant.

Sandra Beach Lin, 50, has served as Corporate Executive Vice President with responsibility for the Company’s Advanced Engineered Materials and Consumer Specialties segments since February 2009. She was the Executive Vice President and President, Ticona from July 2007 through February 2009. From 2002 to 2007, Ms. Lin was group Vice President, Specialty Materials and Converting, at Avery Dennison Corporation. She has also held global leadership positions at Closure Systems International, a division of Alcoa, and at Honeywell International, including as president of Bendix Commercial Vehicle Systems. Ms. Lin currently serves as a member of the board of directors and the audit committee and nominating & governance committee of WESCO International, Inc. Ms. Lin received a Bachelor of Arts degree in business administration from the University of Toledo in 1980 and an MBA from the University of Michigan in 1982.

Douglas M. Madden, 56, has served as Corporate Executive Vice President with responsibility for the Company’s Acetyl Intermediates and Industrial Specialties Segments since February 2009. He was the Executive Vice President, and President, Acetate, AT Plastics and Emulsions & PVOH from 2006 through February 2009. Mr. Madden previously served as President of Celanese Acetate from October 2003 to 2006. Prior to assuming leadership for Celanese Acetate, Mr. Madden served as Vice President and General Manager of the acrylates business and head of global supply chain for Celanese Chemicals from 2000 to October 2003. Prior to 2000,

Mr. Madden held various vice president level positions in finance, global procurement, and business support with the Hoechst Celanese Life Sciences Group, Celanese Fibers and Celanese Chemicals businesses. In 1990, he served as business director for Ticona’s GUR business and held prior responsibilities as director of quality management for Specialty Products. Madden started his career with American Hoechst Corporation in 1984 as manager of corporate distribution. His prior experience included operational and distribution management with Warner-Lambert and Johnson & Johnson. Mr. Madden received a Bachelor of Science degree in business administration from the University of Illinois.

John A. O’Dwyer, 56, has served as our Executive Vice President, Supply Management since February 2008. Mr. O’Dwyer previously served as our Executive Vice President and President, Acetyl Intermediates from July 2005 to July 2007 and Vice President, Strategic Procurement and Service Management from 2004 to July 2005. Prior to 2004, Mr. O’Dwyer held various leadership roles with the Company, including director of the acetyl intermediate business line, director for the ethylene oxide/ethylene glycol business line and general sales manager for Asia. From 1987 to 1990, he was based in Frankfurt, Germany where he served as a global solvents marketing manager for two years and in the Hoechst Corporate Strategy Group for one year. Mr. O’Dwyer joined Celanese in 1981 as a sales representative. Mr. O’Dwyer received a Bachelor of Science degree in biology from Loyola University of Chicago and an MBA from Northwestern University.

Curtis S. Shaw, 60, has been our Executive Vice President, General Counsel and Corporate Secretary since October 2005. On September 26, 2008, Mr. Shaw announced his retirement from this position, effective March 31, 2009. Mr. Shaw previously served as Executive Vice President, General Counsel (Americas) and Corporate Secretary from April 2005 to October 2005. Prior to joining Celanese, Mr. Shaw was Executive Vice President, General Counsel and Secretary of Charter Communications, Inc. from 2003 to 2005 and Senior Vice President, General Counsel and Secretary of Charter Communications, Inc. from 1997 to 2003. Mr. Shaw served as Corporate Counsel to NYNEX Corporation from 1988 to 1996. Mr. Shaw is a corporate lawyer, specializing in mergers and acquisitions, joint ventures, financings, securities and antitrust law. Mr. Shaw received a Bachelor of Arts degree with honors in economics from Trinity College in 1970 and a juris doctor degree from Columbia University School of Law in 1973.

Steven M. Sterin, 37, has served as our Senior Vice President and Chief Financial Officer since July 2007. Mr. Sterin previously served as our Vice President, Controller and Principal Accounting Officer from September 2005 to July 2007 and Director of Finance for Celanese Chemicals from 2003 to 2005 and Controller of Celanese Chemicals from 2004 to 2005. Prior to joining Celanese, Mr. Sterin worked for Reichhold, Inc., a subsidiary of Dainnippon Ink and Chemicals, Incorporated, beginning in 1997. There he held a variety of leadership positions in the finance organization before serving as Treasurer from 2000 to 2001 and later as Vice President of Finance, Coating Resins from 2001 to 2003. Mr. Sterin began his career at Price Waterhouse LLP, currently known as PricewaterhouseCoopers LLP. Mr. Sterin, a Certified Public Accountant, graduated from the University of Texas at Austin in May 1995, receiving both a Bachelor of Arts degree in business and a Masters degree in professional accounting.

Michael L. Summers, 53, has served as our Senior Vice President of Human Resources since June 2008. Prior to joining Celanese, Mr. Summers worked for Dell, Inc., beginning in 2000. There he held a variety of leadership positions in the human resources organization before serving as Vice President, Global Talent Management from 2005 to 2007 and later as Vice President, Human Resources, Americas from 2007 to 2008. Prior to Dell, Mr. Summers worked for Honeywell, Inc. (previously AlliedSignal) in a variety of human resource leadership positions before serving as Vice President, Human Resources, Engines and Systems from 1998 to 2000. Mr. Summers began his career in human resources at Newport News Shipbuilding, spending time in a variety of human resources assignments there before continuing his career at the Quaker Oats Company and Nabisco Brands. Mr. Summers received a Bachelor of Science degree in Industrial Psychology from Fairmount State University and a Master of Science degree in Industrial Relations from West Virginia University.

Jay C. Townsend, 50, has served as our Senior Vice President, Business Development & Strategy since 2007. Mr. Townsend previously served as our Vice President of Business Strategy and Development from 2005 to 2006. Mr. Townsend joined Celanese in 1986 as a Business Analyst and has held several roles of increasing responsibility within the US and Europe. Mr. Townsend received his Bachelor of Science degree in international finance from Widener University in 1980.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transaction Policies and Procedures

The board of directors of the Company has adopted a written policy that all “interested transactions” with “related parties” are subject to approval or ratification in accordance with the procedures set forth in the Related Party Transaction Policies and Procedures (the “Related Party Transaction Policy”). An interested transaction is a transaction or relationship in which the aggregate amount involved may be expected to exceed $120,000 since the beginning of the Company’s last fiscal year, the Company or any of its subsidiaries is a participant, and any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director; a greater than 5 percent beneficial owner of the Company’s Common Stock; or an immediate family member of any of these.

The audit committee reviews the material facts of all interested transactions that require the audit committee’s approval and either approves or disapproves of the entry into the interested transaction. In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The audit committee has considered certain limited types of interested transactions with related persons that meet specified criteria that may arise and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy, including transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee, if the amount of the transaction or contribution generally is less than $1,000,000 and transactions involving competitive bids, regulated transactions and routine banking services. In addition, the audit committee has delegated to the Chair of the audit committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $2,000,000. In connection with each regularly scheduled meeting of the audit committee, the Company’s chief financial officer generally is to provide the audit committee for its review a summary of each new interested transaction that has been deemed to be pre-approved pursuant to the Related Party Transaction Policy or that was pre-approved by the Chair of the audit committee. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director is to provide all material information concerning the interested transaction to the audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file with the SEC reports of their ownership and changes in their ownership of Common Stock. We received written representations from each such person that no Form 5 was due for 2008. To the best of our knowledge, in 2008, we believe that all required forms were filed on time with the SEC, with the exception of two Forms 4 filed by the Company on behalf of each of Daniel S. Sanders and Paul H. O’Neill reporting 1 transaction each and one Form 4 filed by the Company on behalf of Mark C. Rohr reporting 1 transaction, which were inadvertently filed late.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the board of directors. The board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the board’s responsibilities to stockholders. The board believes that its practices align management and stockholder interests. Highlights of our corporate governance practices are described below.

Strong corporate governance is an integral part of Celanese’s core values. Our Company’s corporate governance policies and procedures are available on the corporate governance portal of the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Global Business Conduct Policy, Financial Code of Ethics, and Stockholders’ Communications with the Board Policy. Printed copies of these documents are available without charge upon request. Any future modification or amendments to our Financial Code of Ethics, or any waiver of our Financial Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer or Controller (Principal Accounting Officer) will be posted on the same website. We provide below specific information regarding certain corporate governance practices.

Composition of the Board of Directors

Our board of directors is divided into three classes. The members of each class serve for a three-year term, expiring at the Annual Meeting of Stockholders in the year shown below.

Class I 2011	Class II 2009	Class III 2010

Martin G. McGuinn(1)	James E. Barlett(1)	Mark C. Rohr(2)(4)
Daniel S. Sanders(3)(4)	David F. Hoffmeister(1)	Farah M. Walters(2)
John K. Wulff(2)	Paul H. O’Neill(3)(4)	David N. Weidman(3)

(1)	audit committee

(2)	compensation committee

(3)	environmental, health & safety committee

(4)	nominating & corporate governance committee

The Company’s Certificate of Designations of 4.25% Convertible Perpetual Preferred Stock dated January 25, 2005 provides that whenever (i) dividends on any shares of the 4.25% convertible perpetual preferred stock of the Company (“Preferred Stock”) or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (ii) Celanese fails to pay the redemption price on the date shares of Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next annual meeting of stockholders, the total number of directors constituting the entire board will automatically be increased by two and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of other Preferred Stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such two additional directors at the next annual meeting of stockholders and each subsequent meeting until the redemption price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. Directors elected by the holders of the Preferred Stock shall not be divided into the classes of the board of directors and the term of office of all directors elected by the holders of Preferred Stock will terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors and upon such termination the total number of directors constituting the entire board will automatically be reduced by two.

Director Independence

The board of directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards. The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director is independent if the board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (2) the director or a member of the director’s immediate family has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than for service as a director and pension or other forms of deferred compensation for prior service to the Company; (3) (a) the director is a partner or employee of the Company’s independent auditor, (b) the director has an immediate family member who is a current employee of such firm, (c) the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the firm’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on that company’s compensation committee; or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other Company’s consolidated gross revenues.

In addition, NYSE listing standards requires that we have a compensation committee and a nominating & corporate governance committee that are each composed of entirely independent directors with written charters addressing the committee’s purpose and responsibilities and that we evaluate annually the performance of these committees.

The Company reviews each of the directors against the Company’s Corporate Governance Guidelines, adopted by the board, and the independence requirements of the SEC and the NYSE to determine independence. The full text of the Guidelines can be found on the Company’s website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The Company’s independence standards applicable to directors are attached to this Proxy Statement as an appendix. The board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The board has affirmatively determined that Messrs. Barlett, Hoffmeister, McGuinn, O’Neill, Rohr, Sanders and Wulff and Ms. Walters are independent of the Company and its management under the NYSE listing standards and the Company’s director independence standards.

Board Meetings in 2008

Each of our directors is expected to devote sufficient time and attention to his or her duties and to attend all board, committee and stockholders’ meetings. The board of directors held six meetings during 2008. All directors attended at least 75% of the meetings of the board and of the committees on which they served during the fiscal year ended December 31, 2008. While we do not have a formal policy requiring then to do so, we encourage our directors to attend the Annual Meeting and expect that they will do so. All of our directors attended the Annual Meeting of Stockholders in 2008.

Executive Sessions of Non-Management Directors

The non-management directors convene executive sessions at least quarterly. The director responsible for presiding over the meetings of non-management directors during the period from the 2008 Annual Meeting of Stockholders through the 2009 Annual Meeting of Stockholders (the “Presiding Director”) is Mr. Wulff. Under the Company’s current procedure, the role of Presiding Director rotates annually among the chairs of the standing board committees at the first meeting of the board of directors following the Annual Meeting of Stockholders.

Committees of the Board

The board of directors has standing audit; compensation; nominating & corporate governance; and environmental, health & safety committees.

Audit Committee

The Company’s audit committee is comprised of Messrs. Hoffmeister (Chairman), Barlett and McGuinn, all of whom the board has affirmatively determined are independent of the Company and its management under the rules of the NYSE and the SEC. The board has also determined that all members of the audit committee are independent and “audit committee financial experts” as the term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held five formal meetings during 2008. The board of directors revised the Audit Committee Charter on October 23, 2008. The complete text of the Audit Committee Charter can be downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance and is attached to this Proxy Statement as an appendix.

The audit committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The independent auditors report directly to the audit committee. The principal purposes of the audit committee are to oversee:

•	accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices;

•	the quality and integrity of the financial statements of the Company;

•	internal control and compliance programs;

•	the independent auditor’s qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

Audit Committee Report

The audit committee of the board of directors assists the board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the audit committee are set forth in the revised Audit Committee Charter adopted by the board on October 23, 2008.

Company management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America. The audit committee monitors the Company’s financial reporting process and reports to the board of directors on its findings.

The audit committee reviewed and discussed with Company management and KPMG the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The audit committee has received from KPMG the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The audit committee has also considered whether the provision to the Company by KPMG of limited non-audit services is compatible with maintaining the independence of KPMG. The audit committee has satisfied itself as to the independence of KPMG.

Based on the audit committee’s review of the audited consolidated financial statements of the Company, and on the audit committee’s discussion with Company management and with KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

This report was submitted by the audit committee,

David F. Hoffmeister, Chairman
Martin G. McGuinn
James E. Barlett

Compensation Committee

The Company’s compensation committee is comprised of Mr. Wulff (Chairman), Mr. Rohr, and Ms. Walters. The board has determined that all members of the compensation committee are independent. The compensation committee held nine formal meetings during 2008. The board of directors adopted the revised Compensation Committee Charter on October 23, 2008. The complete text of the Compensation Committee Charter can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance. A description of the compensation committee’s processes and procedures for determining executive compensation is more fully described in “Executive Compensation Discussion and Analysis.”

The principal purposes of the compensation committee are to:

•	review and approve the compensation of the Company’s executive officers;

•	review and approve the corporate goals and objectives relevant to the compensation of the CEO, and to evaluate the CEO’s performance and compensation in light of such established goals and objectives; and

•	oversee the development and implementation of succession plans for the CEO and the other key executives.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2008 employed as an employee or officer of the Company or had any relationship with the Company requiring disclosure as a related-party transaction.

In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2008.

Nominating & Corporate Governance Committee

The Company’s nominating & corporate governance committee is comprised of Messrs. Sanders (Chairman), Rohr and O’Neill. The board has determined that all members of the nominating & corporate governance committee are independent. The nominating & corporate governance committee held one formal meetings during 2008. The board of directors adopted the revised Nominating & Corporate Governance Charter on February 5, 2009, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The principal purposes of the nominating and corporate governance committee are:

•	identify, screen and review individuals qualified to serve as directors and recommend candidates for nomination for election at the annual meeting of stockholders or to fill board vacancies;

•	develop and recommend to the board and oversee implementation of the Company’s Corporate Governance Guidelines;

•	oversee evaluations of the board; and

•	recommend to the board nominees for the committees of the board.

Environmental, Health & Safety Committee

The Company’s environmental, health & safety committee is comprised of Messrs. O’Neill (Chairman), Sanders and Weidman. The environmental, health & safety committee assists the board in fulfilling its oversight duties, while Company management retains responsibility for assuring compliance with applicable environmental, health and safety laws and regulations. The environmental, health & safety committee held two formal meetings during 2008. The board of directors adopted the Environmental, Health & Safety Committee Charter on November 2, 2006, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The principal purposes of the environmental, health & safety committee are to:

•	oversee the Company’s policies and practices concerning environmental, health and safety issues;

•	review the impact of such policies and practices of the Company’s corporate social responsibilities, public relations and sustainability; and

•	make recommendations to the board regarding these matters.

Candidates for the Board

The board of directors and the nominating & corporate governance committee consider candidates for board membership suggested by the board or nominating & corporate governance committee members, as well as by management and stockholders. The Nominating and Corporate Governance Committee Charter provides that it may retain legal, accounting or other consultants or experts it deems necessary to identify candidates from time to time.

The nominating & corporate governance committee’s assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the nominating & corporate governance committee determines are relevant in light of the needs of the board of directors. The nominating & corporate governance committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The nominating & corporate governance committee also considers such other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees.

The nominating & corporate governance committee will consider recommendations for director nominees made by stockholders. Stockholder recommendations should be sent to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

Generally, recommended candidates are considered at the first or second board meeting prior to the annual meeting.

The nominating & corporate governance committee considers individuals recommended by stockholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the nominating & corporate governance committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the nominating & corporate governance committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the nominating & corporate governance committee or as many members as can do so to meet the potential nominees. The nominating & corporate governance committee will then select a nominee to recommend to the board of directors for consideration and appointment. board members appointed in this manner will serve, absent unusual circumstances, until their election by our stockholders at the next annual meeting of stockholders. The board and the nominating & corporate governance committee have not received director nominations from any stockholders outside the board or the nominating & corporate governance committee.

Stockholder Communications with the Board

The board of directors has adopted the following procedure in accordance with the requirements of the SEC for stockholders to communicate with the board and its members. Stockholders and other parties interested in communicating directly with the non-management directors as a group or the board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

All stockholder communications received by the Corporate Secretary will be delivered to one or more members of the board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the board, for a period of two years following the receipt of any communication, a record of all stockholder communications received in compliance with this policy.

Members of the board may review this record of stockholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the audit committee.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following section is our Compensation Discussion and Analysis (“CD&A”). This section provides an overview of the Company’s compensation programs and how pay is determined for our CEO and the other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”). Our named executive officers for 2008 were:

David N. Weidman	Chairman and Chief Executive Officer
Steven M. Sterin	Senior Vice President and Chief Financial Officer
John J. Gallagher, III	Executive Vice President and President, Acetyl Intermediates and Celanese Asia
Sandra Beach Lin	Executive Vice President and President, Ticona
Curtis S. Shaw	Executive Vice President, General Counsel and Corporate Secretary

The Company’s current executive compensation program for the named executive officers consists primarily of (i) long-term equity compensation in the form of both time-based and performance-based restricted stock units (“RSUs”), and (ii) cash compensation in the form of base salary, annual performance bonus awards and performance-based cash incentive awards. Each year, the compensation committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for the Company’s executive officers, including the named executive officers.

The compensation committee has a strong philosophy of paying for performance and strives to implement programs that are aligned with Company and individual goals. To attract and retain top talent, target compensation is set around the median of the Company’s peer group (as discussed in “Section 3: Performance Assessment and Individual Compensation Decisions — Setting Total Compensation”), and a significant portion of total direct compensation is dependent upon both the Company’s and an individual officer’s actual performance as measured against annual and long-term performance goals approved by the board of directors.

The Company’s Operating EBITDA fell from $1.294 billion in 2007 to $1.164 billion in 2008. As a result of the Company’s performance, the annual performance bonus plan paid at 65% of target for our CEO and named executive officers. Based on business unit performance as well as individual performance, individual annual performance bonus awards were adjusted up or down accordingly.

Due in large part to the overall economic slowdown, in 2008 the share price of the Company’s Common Stock declined significantly and the Company’s total stockholder return (“TSR”) fell from the top quartile to the bottom quartile of our peer group. As a result of the low share price, at the end of 2008 and also as of March 2, 2009, previously granted stock options, which have historically been a significant historical component of our overall compensation structure, were “underwater” (i.e. — the exercise price is greater than the market price of the Company’s Common Stock) and therefore have become ineffective as tools for retaining our executive officers. Because of this loss in retentive value, the compensation committee chose to grant to our executive officers a combination of performance-vesting RSUs and time-vesting cash in December of 2008.

Benefits provided to the named executive officers are generally consistent with those provided to other salaried employees of the Company including health plans and retirement benefits.

We have organized our CD&A into the following sections:

Section 1: Oversight of the Executive Compensation Process

This section describes the respective roles and responsibilities of the compensation committee, the compensation committee’s independent compensation consultant and our management in determining the types of programs that the Company maintains for executive officers. This section also describes who has responsibility for making individual executive pay decisions.

Section 2: Compensation Philosophy and Elements of Pay

This section describes the principles that guide our compensation programs, including how competitive pay ranges and individual target compensation levels are established and how our executive compensation programs work. This section includes our rationale for maintaining competitive, performance-based compensation programs and how each element of compensation is linked to our compensation philosophy.

Section 3: Performance Assessment and Individual Compensation Decisions

This section describes how individual compensation decisions are made. Specifically, this section describes how annual performance bonus award and target long-term incentive award values are determined for the CEO and the other named executive officers.

Section 4: Additional Information Regarding Executive Compensation

This section includes an overview of other important executive compensation programs and policies, including employment agreements, change-in-control agreements, and the Company’s stock ownership guidelines.

Section 1: Oversight of the Executive Compensation Process

The compensation committee is responsible for determining the compensation programs that the Company offers, and for determining both target and actual pay levels for our CEO and other named executive officers. Our compensation committee is comprised entirely of independent directors (as defined under NYSE Listing Standards).

As more fully described in its charter, the compensation committee has responsibility for: (i) the review and approval of corporate and business unit goals and objectives relevant to the compensation of our CEO and other executive officers, (ii) the evaluation of the performance of our CEO and other executive officers in light of his or her goals and objectives; (iii) the review and final approval of the compensation of our CEO and other executive officers; (iv) the review and approval of incentive and equity-based compensation plans and all grants of awards under such plans, and (v) the oversight of the succession plans for the CEO and other key employees. The compensation committee’s full charter is available online at www.celanese.com/celanese_compensation_committee_charter.pdf.

The Role of the Compensation Consultant in Making Decisions

The compensation committee has retained Mercer LLC (“Mercer”) as its independent outside compensation consultant to advise it in connection with executive compensation matters. During 2008, Mercer regularly attended compensation committee meetings as requested by its chair, Mr. Wulff, and reported directly and exclusively to the compensation committee on matters relating to compensation for the Company’s named executive officers. During 2008, the compensation committee requested that Mercer:

•	review and provide guidance on compensation plan design;

•	review the composition of our peer group and recommend modifications;

•	conduct an analysis of compensation for our named executive officers and certain other senior executives, and assess how target and actual compensation aligned with the Company’s philosophy and objectives; and

•	provide market data, historical compensation information, internal equity comparisons, competitive practice information and recommendations regarding appropriate comparator groups, compensation trends and compensation strategy.

In carrying out these tasks on behalf of the compensation committee, Mercer consulted with certain executives, including the CEO and the Senior Vice President, Human Resources, as necessary and appropriate. Mercer does not provide any material services to the Company or its senior management other than those provided in connection with its engagement by the compensation committee.

The Role of Management in Making Decisions

The compensation committee regularly meets with the CEO and the Senior Vice President of Human Resources to receive reports and recommendations regarding the compensation of our executive officers other than the CEO. In particular, at the commencement of 2008 the CEO submitted recommendations to the compensation committee on the base salary to be offered to each executive officer for 2008. These recommendations were developed in consultation with the Senior Vice President, Human Resources and accompanied by market data prepared by our compensation consultant. In addition, in February 2009, Mr. Weidman submitted recommendations to the compensation committee on the actual payout percentage of the 2008 annual performance bonus award for each of the other executive officers. Such recommendations were based on Mr. Weidman’s assessment of (i) such executive officer’s contribution to the achievement of the Company’s goals and objectives and (ii) such officer’s achievement of his or her individual goals and objectives. Mr. Weidman does not make any recommendations to the compensation committee regarding his own compensation. Although the compensation committee considered Mr. Weidman’s recommendations, the final decisions regarding both the base salary and the actual payout percentage of the annual performance bonus award of each executive officer were made by the compensation committee.

Section 2: Compensation Philosophy and Elements of Pay

Company in Transition.  Since our initial public offering in 2005, our compensation programs have changed significantly, and they continue to evolve to meet the needs of a public company. As illustrated in the chart below, our pre-IPO compensation programs were focused on delivering higher cash compensation and a more highly leveraged long-term compensation model (i.e. – greater use of stock options) than is typically seen in a public company. As the Company has evolved, we have managed our programs towards an approach that is more typical among comparable public companies; performance-based restricted stock units have generally taken the place of stock options, and annual grant programs have replaced plans that were “event driven” (e.g. – those that paid out upon successful completion of a public offering).

Public Company
	Private Equity	Following IPO	Transition	Model
	(2005)	(2006 — 2007)	(2008)	(2009 +)

Goal	• Motivate leadership in a private equity environment • Prepare Company for public offering	• Retain key leaders through the time of transition • Broaden equity participation	• Retain executives and key leaders • Motivate executives and key leaders though performance-based compensation programs	• Retain executives and key leaders • Motivate executives and key leaders though performance-based compensation programs
Description / Types of Awards	• Relatively greater use of cash-based awards and Stock Options • Deferred cash incentives	• Continued use of Stock Options (less emphasis) • Introduction of Performance-based RSUs	• Performance-based RSUs • Time-vested RSUs • Deferred Cash Awards • Implement regular annual grant cycle	• Performance-based RSUs • Time-vested RSUs • Annual grants of long-term incentives to eligible employees
Performance Focus of Awards	• Adjusted EBITDA • Free Cash Flow	• Introduction of Total Stockholder Return (TSR) relative to a select group of peer companies as a performance metric	• Operating EBITDA • Relative TSR	• Operating EBITDA • Relative TSR

Compensation Philosophy.  Our focus as a company is to deliver continued earnings growth and superior value creation for our stockholders. To that end, we believe that a balanced offering of competitive base salary, annual performance-based incentives and long-term incentives that incorporate a mix of performance goals and retention value present an overall pay package that is both attractive to executives and aligned with the best interests of our stockholders.

Compensation Objectives.  Our compensation programs are designed to provide significant variability based on individual and Company performance. At the same time, these programs are intended to be sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel. The key components of our compensation programs may be best understood by reviewing the objectives they address. At the highest level, our objectives are to be:

•	Competitive — we strive to provide performance incentives and total direct compensation opportunities that are informed by a review of the compensation practices and pay levels of companies with which we compete for talent;

•	Performance-based — we reward individual, business unit and Company performance when established short- and long-term goals are met or exceeded;

•	Aligned with Stockholders — we provide incentives that encourage long-term increases in stockholder value by delivering a significant portion of executive compensation in the form of equity-linked incentives;

•	Focused on Talent — our programs are designed to attract, motivate and retain key executives throughout a career with Celanese.

To further increase the alignment of management and stockholder interests, named executive officers and other senior level executives are required to reach and maintain a minimum level of equity ownership in the Company over time. These ownership requirements are presented in more detail in Section 4 under “Executive Stock Ownership Requirements.”

Elements of Compensation.  The table below summarizes the current elements of our compensation programs and how each element supports the Company’s compensation objectives:

Compensation Element	Description	Link to Objective

Base Salary	• Fixed level of compensation • Determined within a competitive range established through independent analysis	• Competitive pay opportunity
Annual Performance Bonus Award	• Performance-based cash incentive opportunity • Together with base salary, provides a competitive total annual cash opportunity (at target levels of performance)	• Competitive pay opportunity • Performance-based awards
Stock Options	• Variable pay based on potential increase in the stock price over time The Company did not grant stock options as part of the annual compensation program in fiscal 2008.	• Stockholder alignment • Focus on talent • Competitive pay opportunity
Performance-vested Restricted Stock Units (PRSUs)
•   Long-term performance plan (three-year performance period)

•   Plan measures include (i) Operating EBITDA and (ii) Total Stockholder Return relative to the Company’s Long-term Performance Plan peer group
• Stockholder alignment • Performance-based awards • Competitive pay opportunity
Time-vested Restricted Stock Units (RSUs)	• Awards of RSUs that vest over time (minimum three-year vesting)	• Focus on talent • Stockholder alignment • Retention
Retention Stock-based and/or Cash Awards	• Award of RSUs that vest over time (minimum of three-year vesting) • Cash Retention Award: time-vested cash award (minimum of three-year vesting)	• Focus on talent • Competitive pay opportunity
Retirement Plans	• Celanese Americas Retirement Savings Plan: tax-qualified defined contribution plan • Celanese Americas Retirement Pension Plan: tax-qualified defined benefit plan	• Focus on talent • Competitive pay opportunity
Severance Arrangements	• Change in Control Agreement	• Focus on talent • Stockholder alignment • Competitive pay opportunity

Base Salary

The compensation committee has determined that it is not in the best interests of the Company to enter into employment agreements with the CEO or any other executive officer of the Company. Instead, the CEO and the other executive officers are considered “at-will” employees and the compensation committee annually reviews and approves the base salaries for the CEO and each of the other executive officers. In making a determination of the appropriate level of an executive officer’s base salary, the compensation committee considers a number of factors, including (i) the scope, complexity, and financial or business impact of the executive’s position, (ii) the executive’s level or expertise, experience and individual performance, (iii) how the executive’s base salary compares to that of the Company’s other executives, and (iv) how the executive’s base salary compares to the base salary of similarly situated executives at companies in our peer group. As further discussed in “Section 3: Performance Assessment and Individual Compensation Decisions — Setting Total Compensation — Total Compensation”, for any given executive, we generally target the median of base salaries paid to similarly situated executives at companies in our peer group; however, as a result of the factors mentioned above, base salaries may actually be set higher or lower than the median when appropriate.

Annual Performance Bonus Awards

A target annual performance bonus award, expressed as a percentage of annual base salary, is set for each executive officer based upon his or her salary grade level. Annual bonus targets range from 100% of annual base pay for the CEO to 80% for Salary Level 1 officers (Messrs. Gallagher and Shaw and Ms. Lin) and 70% for Salary Level 2 officers (Mr. Sterin). The actual annual performance bonus award that an executive officer receives is based upon: (1) the achievement by the Company (and in the case of business unit heads, the achievement by such business unit) of certain business, financial and safety performance targets and (2) the achievement by the executive officer of personal objectives established for him or her at the beginning of the year.

An executive officer is eligible to receive an annual performance bonus award ranging from 0% – 200% of his or her target annual performance bonus award (e.g. – up to 200% of base salary in the case of the CEO) depending on the Company’s achievement of its performance targets (as described below). Once an executive officer’s eligible performance bonus award is determined in accordance with the Company’s achievement of its performance targets, the actual payout of such bonus award can range from 0% – 200% of the eligible amount (e.g. – 400% of base salary in the case of the CEO), based upon such executive officer’s achievement of personal objectives and a qualitative assessment of the executive officer’s overall performance by our CEO (or, in the case of the CEO, by the compensation committee). The actual payout percentage for each executive officer (other than the CEO) is recommended to the compensation committee by Mr. Weidman, based on Mr. Weidman’s assessment of the satisfactory completion of the various personal objectives and can range from 0% – 400% of the target performance bonus award for such executive.

Company Goals and Objectives.  The annual performance bonus awards for 2008 are based upon the Company’s achievement of incremental levels of Operating EBITDA, Trade Working Capital (Accounts Receivable + Inventory – Accounts Payable), and environmental, health and safety (EHS) goals. In each of these performance target areas, there are three incremental performance levels, which levels are referred to internally as threshold, target and stretch levels. No bonus will be paid unless the Company meets or exceeds the threshold level of Operating EBITDA. During 2008 the target annual performance bonus awards and the measurement level for each of the named executive officers were as follows:

	Target Annual
	Performance Bonus
	(% of Base Salary)	2008 Performance Categories	Business Level for Measurement
David N. Weidman	100%		Total Company

Steven M. Sterin	70%	• 65% Operating EBITDA	Total Company

John J. Gallagher III	80%	• 25% Trade Working Capital	• 35% Total Company • 65% Acetyl Intermediates

Sandra Beach Lin	80%	• 10% EHS (OIR & LTIR)	• 35% Total Company • 65% Ticona

Curtis S. Shaw	80%		Total Company

For purposes of calculating annual performance bonus awards, these terms are defined as follows:

•	Operating EBITDA is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments.

•	Trade Working Capital is defined as third-party accounts receivable divided by net sales plus inventory divided by net sales minus third-party accounts payable divided by net sales.

•	EHS includes our OSHA Incident Rate (“OIR,” which is defined as the ratio of OSHA recordable injuries per 200,000 employee work hours) and our Lost Time Injuries Rate (“LTIR,” which is defined as the ratio of lost time injuries per 200,000 employee work hours).

The 2008 target levels, as well as the actual levels, for our performance measures were:

	2008
	Actual	Threshold	Target	Stretch

Operating EBITDA	1,164	1,082	1,353	1,487
Trade Working Capital (A/R + Inventory)	0.240	0.241	0.236	0.229
Trade Working Capital (A/P)	0.107	0.104	0.106	0.109
EHS (LTIR)	0.02	0.09	0.07	0.06
EHS (OIR)	0.26	0.40	0.30	0.24

The 2008 target levels for the Acetyl Intermediates business unit (applicable to Mr. Gallagher) and the Advanced Engineered Materials business unit (applicable to Ms. Lin), as well as the actual levels, for our performance measures were:

	2008
	Actual	Threshold	Target	Stretch

Acetyl Intermediates:
Operating EBITDA	675	592	740	814
Trade Working Capital (A/R + Inventory)	0.248	0.240	0.235	0.228
Trade Working Capital (A/P)	0.107	0.104	0.106	0.109
EHS (OIR)	0.18	0.27	0.21	0.17
Advanced Engineered Materials
Operating EBITDA	169	232	290	319
Trade Working Capital (A/R + Inventory)	0.264	0.248	0.243	0.236
Trade Working Capital (A/P)	0.107	0.104	0.106	0.109
EHS (OIR)	0.38	0.49	0.35	0.28

The targets are based on the operating budget approved by the compensation committee, as adjusted from time to time during fiscal year 2008 for acquisitions and divestitures.

Individual Goals and Objectives.  The compensation committee believes that individual performance goals are appropriate instruments for measuring individual contributions to strategic corporate initiatives. Each named executive officer eligible for an annual performance bonus award had individual performance goals relating to one or more of the following areas:

•	Financial performance

•	Operational effectiveness

•	Personal development

An executive’s behaviors and results in relation to his or her individual goals are measured through an extensive appraisal process and each executive is assigned a personal bonus modifier based on the CEO’s assessment of the executive’s achievement of those goals. The compensation committee reviews and approves the modifiers recommended by the CEO. The compensation committee determines the personal bonus modifier assigned to the CEO in executive session.

As a result of the Company’s achievement of its business, financial and safety performance targets and each executive’s individual performance, the target payout, the eligible payout and the actual payout (as determined by the compensation committee) for each executive officer was as follows:

	Target Payout	Eligible Payout	Actual Payout
Named Executive Officer	(As % of Base Salary)	(As % of Base Salary)	(As % of Base Salary)

Mr. Weidman	100%	64.6%	84.0%
Mr. Sterin	70%	45.2%	72.3%
Mr. Gallagher	80%	53.4%	53.4%
Ms. Lin	80%	29.7%	29.7%
Mr. Shaw	80%	51.7%	51.7%

The rationale for awarding each named executive officer the actual annual performance bonus award set forth opposite his or her name, and the achievement of such executive officer’s personal goals, is described in greater detail in “Section 3: Performance Assessment and Individual Compensation Decisions — Analysis of Compensation Decisions.”

Long Term Incentive Compensation

Our long-term incentive compensation programs are designed to align the interests of our executive officers with those of our stockholders, drive long-term performance and retain our executive officers. Executive officers who were employed by the Company at the time of the IPO were eligible to participate in certain programs implemented at that time by Blackstone to reward such executive officers for the successful organizational restructuring of the Company and for the Company’s financial performance prior to Blackstone’s exit. These plans generally expire by 2009 and, as a result, we have implemented other long-term incentive programs to ensure the continued success of the Company and the retention of key officers.

The Company has in effect several long-term incentive plans, each of which was established to support our compensation principles and objectives. The following table summarizes the Company’s long-term incentive plans, the general eligibility guidelines, the types of awards granted thereunder and the status of these plans:

	Plan Name	Types of Awards Made	Status

1.	2009 Global Incentive Plan	Performance-based and Time-vesting RSUs, Stock Options and Cash	In Process
2.	2004 Stock Incentive Plan
	a) 2008 LTIP	Performance-based RSUs and Time-vesting Cash	Active
	b) 2007 LTPP	Performance-based and Time-vesting RSUs	Inactive
	c) Stock Option Program	Performance-based and Time-vesting stock options	Active

3.	2007 Revised Deferred Compensation Plan	Cash and Performance-based RSUs	Inactive
4.	2004 Deferred Compensation Plan	Cash	Inactive

2004 Stock Incentive Plan

In December 2004, following the Blackstone acquisition of Celanese AG and prior to our IPO, we adopted a stock incentive plan (the “2004 SIP”). We believe this plan is a valuable element of our compensation program because, to the extent that our executive officers hold significant ownership in the Company, their interests will remain aligned with those of our stockholders, and they will be appropriately motivated to enhance the Company’s performance and stockholder value.

As of March 2, 2009 there were 348,218 shares available for grants under the 2004 SIP, which amount includes stock options previously granted and subsequently forfeited by terminated executives and other employees. The compensation committee and the board of directors have recommended that stockholders approve a new stock incentive plan that will provide for the issuance of approximately 5,350,000 shares of our securities to our directors, executives and other employees. See “Item 3: Approval of 2009 Global Incentive Plan — Stock Subject to 2009 GIP.” Such new plan, if approved, will allow the compensation committee to continue to utilize equity grants as an element of our compensation program and thereby motivate executives to enhance stockholder value.

2008 Long-Term Incentive Program

As noted above, our executive compensation program is currently in a period of transition. We are seeking to balance the competitive value of executive awards with the contemporaneous needs for retention and stockholder alignment. We are currently seeking stockholder approval of our 2009 Global Incentive Plan which will allow us execute our long term compensation strategy and offer a compensation mix that provides appropriate incentives to meet our objectives of providing competitive pay packages for talented executives, delivering compensation that is performance-based and aligning management’s interests with those of stockholders. In particular, the 2009 GIP has been designed to provide for a mix of (i) performance-based RSUs and (ii) time-vesting RSUs.

As an interim measure prior to the approval of the 2009 GIP, in December 2008, the compensation committee approved a Long-term Incentive Program under the 2004 SIP, pursuant to which the Company made awards of Performance-based Restricted Stock Units and time-vested Cash. Generally, the awards granted in 2008 were made in accordance with the following targets:

	Total Target	Value of	Value of
	Value of 2008	Performance RSUs at	Time-Vesting Cash
	LTI Grant ($)	Target ($)	Award

Salary Level 1	$1,300,000	$325,000	$975,000
Salary Level 2	$500,000	$125,000	$375,000

The aggregate value of all awards made under the 2008 Long-Term Incentive Plan in December 2008 was $29.5 million.

Performance-based RSUs.  Each award of RSUs vests on October 14, 2010 based upon the achievement of target levels of (i) Operating EBITDA during the 2009 and 2010 fiscal years and (ii) “Total Stockholder Return” as compared to peer companies during the period from December 1, 2008 through September 30, 2011, according to the following schedule:

		Relative TSR
		Below Threshold	Target	Stretch

Operating EBITDA	Below Threshold	0%	0%	0%
	Target	50%	100%	150%
	Stretch	75%	150%	225%

Time-vesting Cash Incentive Awards.  During the last fiscal year the significant decline in our stock price negatively impacted our ability to execute our long-term grant strategy of granting a mix of performance-based RSUs and time-vesting RSUs. Since we determine equity awards based on competitive grant value and not an absolute number of shares, the decline in our stock price meant that we would have needed to grant more shares to deliver the same competitive award value. At the time the compensation committee approved the awards, there were not enough shares available under our 2004 SIP to make all-RSU grants and deliver the value that the compensation committee believed was both competitive and appropriate. Accordingly, the Company included time-vesting cash incentive awards in the place of performance-vesting RSU awards.

Each award of cash vests 30% on October 14, 2009, 30% on October 14, 2010 and 40% on October 14, 2011. The compensation committee may elect at any time to convert all or any portion of the cash award into time-vesting restricted stock units. If the compensation committee elects to convert the cash award, the Awardee shall receive a number of time-vesting restricted stock units equal to (i) the value of the unvested portion of the cash award being converted divided by (ii) the average of the high and low sale price of the Company’s Common Stock on the day of such election.

2007 Long-Term Performance Program

In March 2007, in order to ensure the retention of key employees, our compensation committee approved a Long-Term Performance Program under the 2004 SIP, pursuant to which the Company made awards of performance-based RSUs. Each award of RSUs generally vests based upon the achievement of “Total Stockholder Return” performance targets as compared to peer companies during the period from April 1, 2007 through December 31, 2010, according to the following schedule:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	33.33%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	66.67%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	100.00%

During the period from April 1, 2007 through December 31, 2008, our stock price fell 59.9%. If measured at that time an executive would have vested in 55% of his target RSU award.

In February 2008, the compensation committee determined that it would be appropriate in certain cases to award time-vesting RSUs in addition to, or in the place of, performance-based RSUs already authorized under the 2007 Long-Term Performance Program. The particular composition of any award is determined by the compensation committee at the time of the award based up on a variety of factors, including the executive’s long-term potential with the Company, the value of grants made to similarly situated executives at companies in our peer group, and the value of prior awards to such executive.

Stock Option Grant Program

From the time of our IPO until mid-2007, the Company granted stock options in order to attract, motivate and retain executive officers and other key employees. Generally, we have granted our executive officers a combination of pure time-vesting and performance-accelerated time-vesting options. All of the options that have been granted to date have an exercise period of 10 years from the date of grant. Time-vesting options generally vest and become exercisable ratably over a period of 4 or 5 years (as determined by the compensation committee). Performance-accelerating options fully vest and become exercisable on the eighth anniversary of the date of grant, but may vest and become exercisable on an accelerated basis upon the achievement by the Company of annual performance targets, which targets are the same as those used for our 2004 Deferred Compensation Plan (described below).

2007 Revised Deferred Compensation Plan

In March 2007, to ensure the retention of key employees following the end of the 2004 Deferred Compensation Plan (described below), our compensation committee and board of directors approved a Revised Deferred Compensation Plan. Under this revised program, participants in the 2004 Deferred Compensation Plan were provided with an election to relinquish their 2007-2009 potential payouts and to substitute a deferred cash compensation award in an amount equal to 90 percent of the maximum potential payout, which deferred cash compensation award would vest and become payable at the end of 2010 based solely on continued employment, rather than performance targets. The award is subject to periodic adjustments to reflect gains and losses, as applicable, on certain notional investment options available to each participant.

Each electing participant also received an award of performance-based RSUs, with an initial target value equal to 25 percent of the new deferred cash compensation award. Each award of RSUs generally vests based upon the achievement of “Total Stockholder Return” performance targets as compared to peer companies during the period from April 1, 2007 through December 31, 2010, according to the following schedule:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	66.67%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	83.33%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	100.00%

During the period from April 1, 2007 through December 31, 2008, our stock price fell 59.9%. If measured at that time an executive would have vested in 83% of his target RSU award.

2004 Deferred Compensation Plan

In December 2004 we adopted a deferred compensation plan for certain executive officers, including the named executive officers. This plan is a non-equity based long-term incentive plan, providing time-based and performance-based compensation for the executive officers and other key employees. It was implemented during the period between the Blackstone acquisition of Celanese AG and our IPO. This plan was designed to reward our senior management for our successful pre-IPO organizational restructuring of the Company, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG and to incentivize management to increase profitability and stockholder value in the future.

Three distinct types of awards were made to each participant in the 2004 Deferred Compensation Plan:

•	Awards granted and fully earned at the time of grant in 2005.

•	Service-based awards that were granted in 2005 and that would be earned based on continued service and the occurrence of an “Exit Event,” which is generally defined as a sale by Blackstone of at least 90% of its equity interest in our Company. The Exit Event occurred during 2007 and, as a result, all service-based awards with a service period ending on or before December 31, 2007 were earned and either paid or deferred in 2007. The remaining service-based awards are eligible for vesting, subject only to the continued service of the executive as of specified dates through March 31, 2009.

•	Performance-based awards that were granted in 2005 and that were earned on the occurrence of an Exit Event in 2007, subject to the executive’s continued employed through December 31, 2008.

The following table describes the adjusted performance targets for the 2004 Deferred Compensation Plan for 2008:

				Cumulative
				Performance
	2008			Results
		Target	Stretch	for 2005
	Actual	Tier I	Tier II	through 2008

Adjusted EBITDA	1,221	940	1040	5,008
Total Free Cash Flow	989	681	811	3,614

For purposes of calculating payments under the 2004 Deferred Compensation Plan the following terms are defined as follows:

•	Adjusted EBITDA is defined in the Credit Agreement, dated April 2, 2007, among Celanese Holdings, LLC, Celanese US Holdings, LLC, the subsidiaries of Celanese US Holdings LLC from time to time party thereto as borrowers, the Lenders party thereto, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent, Merrill Lynch Capital Corporation as syndication agent, ABN AMRO Bank N.V., Bank of America, N.A., Citibank NA, and JP Morgan Chase Bank NA, as co-documentation agents (as filed with the SEC on Current Report on Form 8-K on April 5, 2007).

•	Free Cash Flow is defined as cash flow from operations excluding cash used in discontinued operations less capital expenditures and further adjusted for other charges and adjustments.

Of our named executive officers, Messrs. Weidman, Gallagher and Shaw were granted awards under the 2004 Deferred Compensation Plan. Ms. Lin joined the Company over two years after our IPO and as a result did not receive an award under this plan. In March 2007, Messrs. Weidman and Shaw elected to participate in the 2007 Revised Deferred Compensation Plan (described above) and forfeit their awards under this plan. Mr. Gallagher did not elect to participate in the 2007 Revised Deferred Compensation Plan and continued to participate in this plan.

Section 3: Performance Assessment and Individual Compensation Decisions

Setting Total Compensation

Our compensation setting process consists of establishing overall target total compensation for each executive officer and then allocating that compensation between base salary, annual performance bonus awards and long-term incentive award compensation. Generally, each of these components is compared to competitive market levels to establish the proportion of each in the overall mix. A significant portion of the total compensation of our CEO and other named executive officers is performance-based and, therefore, “at risk.” Compensation opportunities are designed to create incentives for target and above-target performance, as well as significant consequences for below-target performance, and as a result, actual compensation will be determined by Company and individual performance against pre-established objectives.

Our Compensation Peer Group

In determining target total compensation levels for each of our executive officers in 2008, the compensation committee considered the analysis provided by its independent consultant, Mercer, which outlined compensation data and practices from a targeted group of peer companies in the chemical industry. The compensation committee, with the assistance of Mercer, identified the companies to be included in our peer group based primarily on industry, market capitalization, revenue and total stockholder return. In some cases the compensation committee also considered other criteria such as the number of employees at a potential peer company, the complexity of a potential peer company’s business, and whether the role and responsibilities of a potential peer company’s executive officers were comparable to those of our executive officers.

In assessing overall compensation for 2008, the compensation committee determined that the same peer group that was utilized in 2007 remained the appropriate peer group. Accordingly, the following group of 11 companies constitutes the current peer group for the Company for purposes of benchmarking executive officer compensation:

	Company	Ticker		Company	Ticker

1.	Airgas Inc.	ARG	7.	Lubrizol Corp.	LZ
2.	Albemarle Corp.	ALB	8.	NALCO Holding Co.	NLC
3.	Chemtura Corp.	CEM	9.	PPG Industries Inc.	PPG
4.	Eastman Chemical Co.	EMN	10.	Rockwood Holdings Inc.	ROC
5.	FMC Corp.	FMC	11.	Rohm & Haas Co.	ROH
6.	Huntsman Corp.	HUN

In assessing the appropriate peer group for grants under the 2008 Long-Term Incentive Plan, the compensation committee determined that a broader peer group than the one used for comparison of overall compensation was appropriate. Generally, the compensation committee believes that the Company competes economically and for talented leaders with a broader range of competitors that those represented by the 2007 peer group. The compensation committee’s other key considerations included (i) the potential higher volatility of results produced by a smaller peer group in a plan of this type, (ii) the desire to establish a peer group that is more accessible to investors (Dow Jones Chemical Companies Index), and (iii) the benefits of selecting a peer group that will be “self-adjusting” and updated by a third party from year to year. The following group of 36 companies constitutes the peer group for the Company for purposes of measuring relative TSR under the 2008 Long-Term Incentive Plan:

	Company	Ticker		Company	Ticker

1.	A. Schulman Inc.	SHLM	19.	International Flavors & Fragrances Inc.	IFF
2.	Air Products & Chemicals Inc.	APD	20.	Lubrizol Corp.	LZ
3.	Airgas Inc.	ARG	21.	Minerals Technologies Inc.	MTX
4.	Albemarle Corp.	ALB	22.	Mosaic Co.	MOS
5.	Ashland Inc.	ASH	23.	Olin Corp.	OLN
6.	Avery Dennison Corp.	AVY	24.	OM Group Inc.	OMG
7.	Cabot Corp.	CBT	25.	PPG Industries Inc.	PPG
8.	CF Industries Holdings Inc.	CF	26.	Praxair Inc.	PX
9.	Chemtura Corp.	CEM	27.	Rockwood Holdings Inc.	ROC
10.	Cytec Industries Inc.	CYT	28.	Rohm & Haas Co.	ROH
11.	Dow Chemical Co.	DOW	29.	RPM International Inc.	RPM
12.	E. I. DuPont de Nemours & Co.	DD	30.	Sensient Technologies Corp.	SXT
13.	Eastman Chemical Co.	EMN	31.	Sigma-Aldrich Corp.	SIAL
14.	Ecolab Inc.	ECL	32.	Terra Industries Inc.	TRA
15.	Ferro Corp.	FOE	33.	Tredegar Corp.	TG
16.	FMC Corp.	FMC	34.	Valspar Corp.	VAL
17.	H. B. Fuller Co.	FUL	35.	W. R. Grace & Co.	GRA
18.	Huntsman Corp.	HUN	36.	Zep Inc.	ZEP

The Company plans to continue to use the larger group of companies as its peer group for grants long-term, performance-based equity plans for the foreseeable future, but will continue to use the smaller group of companies as its peer group for establishing target total compensation for executive officers.

Total Compensation

We strongly believe that our executive officers should be paid for performance. The compensation committee compares the level of total compensation of similarly situated executive officers at companies in the peer group to amounts paid to our executive officers. If the Company achieves its annual performance targets, as set by the board, and an executive officer meets individual performance objectives, the compensation committee’s philosophy is to target his or her compensation at or near the 50th percentile of the peer group for total annual cash (base salary plus annual performance bonus award) and total annual compensation (total cash plus long-term incentive awards). To the extent that the Company exceeds its annual performance targets and an executive officer significantly exceeds individual performance objectives, our compensation program is designed to reward such executive officer by paying total compensation in the top quartile of the peer group. To the extent that the Company does not achieve its annual performance targets or an executive officer’s individual performance does not meet expectations, our compensation program is designed to reduce the amount of total compensation received by such executive officer.

For 2008, the base salary, target annual performance bonus awards, and total compensation of each named executive officer deviated from the median of the peer group as follows:

	Percent Deviation from Peer Group Median
		Target Annual
	Base Salary	Performance Bonus	Total Compensation

Mr. Weidman	-10%	0%	4%
Mr. Sterin	-21%	0%	-8%
Mr. Gallagher	30%	10%	34%
Ms. Lin	22%	14%	43%
Mr. Shaw	39%	20%	n/a (1)

(1)	As of the date of this Proxy Statement this information was not available.

Although the compensation committee strives to set executive compensation at levels that are competitive with the companies in the peer group, it does not rigidly adhere to a particular target in determining executive compensation. Any executive officer’s total compensation may vary from the targets due to various other factors, including exceptionally strong or weak Company or business unit performance over the prior year and particularly strong or weak individual performance over the prior year. The compensation committee also takes into account additional individual factors when establishing total executive compensation levels, including an executive’s position within the Company, level of experience, tenure and need for retention.

Setting compensation targets based on market comparison data is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives. No specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is set by reference to persons with similar duties at our peer group, the compensation committee does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer.

Risk Assessment Analysis

As a result of the general stock market decline in 2008, and the corresponding decline in the price of the Company’s stock, the stock options and other equity awards granted to our executives since the IPO have become significantly less valuable. As a result, the compensation committee determined to significantly reduce the amount of “market risk” in our executive compensation program. In connection with this decision, in December 2008 the compensation committee granted performance-based RSU awards and time-vesting cash awards in order to retain executives. The committee took into account the drop in the Company’s Stock price during 2008 and the resulting loss of executive retentive value in granting these awards. In addition, the compensation committee determined that reducing the amount of “market risk” in our executive compensation program in this manner would discourage excessive risk-taking by the Company’s management.

Tally Sheets

From time-to-time, the compensation committee reviews a summary report, or “tally sheet,” prepared by Mercer or management for each named executive officer. The purpose of a tally sheet is to show the total dollar value of the executive’s annual compensation. This includes the executive’s base salary, annual performance bonus award, equity-based compensation, perquisites, pension benefit accruals and other compensation. The tally sheet also shows holdings of the Company’s Common Stock and equivalents, and accumulated value and unrealized gains under prior equity-based compensation awards. In addition, the tally sheet shows amounts payable to the named executive officer upon termination of the executive’s employment under various circumstances, including retirement or a change in control. The compensation committee uses tally sheets to estimate the total annual compensation of the named executive officers, and to provide perspective on the value accumulated by the named executive officers from our compensation programs and the potential payouts to them under a range of termination scenarios.

Compensation Mix

The compensation committee believes that, to strengthen the alignment of management’s interests with those of stockholders, a significant portion of each executive’s compensation should consist of pay that is “at risk.” Accordingly, performance-based annual and long-term incentive awards are weighted more heavily than base salary in the executive’s overall mix of compensation. The compensation committee also believes that, consistent with market practice, the CEO’s compensation should be more “at risk” than that of the other executive officers.

Analysis of Compensation Decisions

For the fiscal year ended December 31, 2008, the principal elements of compensation for each of our named executive officers were base salary, annual performance bonus awards, long-term deferred compensation, non-equity incentive plan payouts, restricted stock unit awards and retirement benefits. Each of these elements of our compensation program was reviewed by the compensation committee and, where it had the authority to do so, the compensation committee assessed each element in relation to the other elements paid to each executive when making compensation decisions, as more fully described below.

David N. Weidman

During fiscal year 2008, David N. Weidman received the following compensation:

•	$900,000 in base salary

•	$755,703 in annual performance bonus award

•	$1,000,000 in time-vesting cash

•	200,000 Performance Units (valued at grant date at $2,530,000)

•	certain other compensation as described in the Summary Compensation Table

For fiscal year 2008, Mr. Weidman’s base salary was $900,000, which placed him below the 25th percentile among CEOs of companies in our compensation peer group. Mr. Weidman’s base salary was below the median because the compensation committee felt that a greater proportion of his compensation should be “at risk” since he had overall responsibility for the Company. Mr. Weidman did not receive an increase in his base salary for fiscal year 2009 because the compensation committee felt that his current base salary was appropriate in light of market data provided by our compensation consultant, the overall performance of the Company during 2008 and the global economic environment.

For fiscal year 2008, Mr. Weidman received an annual performance bonus award payout of $755,703. Mr. Weidman’s total annual cash compensation (base salary plus annual performance bonus) just above the 25th percentile of peer CEOs total annual cash compensation as a result of the Company’s performance in the achievement of its operating goals and his performance in the achievement of his individual goals. Mr. Weidman’s individual goals for 2008 included:

•	driving relative TSR into the top quartile of the Company’s peer group

•	achieving $123 million of incremental EBITDA in 2008 from the Company’s 2010 strategic plan

•	achieving $115 million of budgeted productivity gains and $35 million of stretch productivity gains

The compensation committee believes that overall Mr. Weidman performed well in 2008 with respect to his individual goals. During 2008, the company’s relative TSR fell from the top quartile to the bottom quartile of the Company’s peer group. Nevertheless, Mr. Weidman was able to drive the company to $115 million in budgeted productivity gains and $48 million of stretch productivity gains. In addition, under Mr. Weidman’s leadership, the company made progress toward achieving its 2008 goal of $123 million of incremental EBITDA despite lower revenues in 2008 as compared to 2007.

During 2008, Mr. Weidman was a key force in executing sustainability plans in the areas of safety, environmental release and energy uses. In 2008 we met our 2010 goals for OIR and LTIR in the safety area and we are on track to exceed our 2010 goals for VOC, greenhouse gases, and waste releases in the environmental release and energy usage areas. In addition during 2008, Mr. Weidman was able to develop and gain approval for a strategic plan that will drive the company through 2015.

Mr. Weidman also had a successful year developing and retaining leaders throughout the company and assisted the nominating & corporate governance committee in identifying potential future members of the board of directors.

As a result of the above factors, the compensation committee decided to exercise positive discretion and increase Mr. Weidman’s annual performance bonus award by 30% from an eligible payout of $581,310 to an actual payout of $755,703.

In December 2008, Mr. Weidman received a $1,000,000 time-vesting cash award and a target award of 200,000 performance units under the 2008 Long-Term Incentive Program. Except as described in this paragraph, the terms of Mr. Weidman’s performance units are the same as those of the performance-based RSUs granted to the Company’s other executives under the 2008 LTIP as described above in “Section 2: Compensation Philosophy and Elements of Pay — 2008 Long Term Incentive Program.” The value of each of Mr. Weidman’s performance unit is equivalent to the value of one share of the Company’s Common Stock and any amounts that may vest are to be settled in cash, rather than shares.

Our independent compensation consultant determined that the total value of annual long-term incentive awards for CEOs at comparable public companies at the 50th percentile was $3 million. In light of Mr. Weidman’s performance during 2008 the compensation committee decided to grant Mr. Weidman an award under the 2008 LTIP with a total award value of $3.5 million on the date of grant.

Steven M. Sterin

During fiscal year 2008, Steven M. Sterin received the following compensation:

•	$355,962 in base salary

•	$257,506 as an annual performance bonus award

•	$1,800,000 in time-vesting cash

•	13,400 Restricted Stock Units (valued at grant date at $169,510)

•	certain other compensation as described in the Summary Compensation Table

For fiscal year 2007 and the first part of 2008, Mr. Sterin’s base salary was $330,000. In June 2008, the compensation committee, upon the recommendation of the CEO, approved an increase in Mr. Sterin’s base salary to $375,000 which places him below the 25th percentile among CFOs of companies in our peer group. The compensation committee believes that this level of base salary is appropriate for Mr. Sterin at this time, principally because his total compensation places him closer to the median in our peer group.

For fiscal year 2008, Mr. Sterin received an annual performance bonus award payout of $257,506. Mr. Sterin’s annual performance bonus award was based on the Company’s performance in the achievement of its operating goals and was adjusted upward as a result of his above target performance in the achievement of his individual goals. Mr. Sterin’s individual goals for 2008 included developing and implementing cost and efficiency redesigns of the treasury, tax, internal audit and business planning functions of the Company. The compensation committee determined that Mr. Sterin performed well in 2008 with respect to his individual goals. During the year Mr. Sterin was able to achieve significant progress towards redesigning each of these functions. In addition, he oversaw the centralization of the Company’s Asia financial services at our facility in Nanjing, China and the continued transition of our global financial shared services to our facility in Budapest, Hungary.

During 2008, Mr. Sterin’s leadership was vital in successfully guiding the Company through the financial crisis that affected the capital markets. Mr. Sterin was also instrumental in our efforts to modernize the Company’s pension investment strategy and process which resulted in significantly improved asset diversification, less long-term volatility, and an estimated $150 million in benefits.

As a result of the above factors, the compensation committee decided to exercise positive discretion and increase Mr. Sterin’s annual performance bonus award by 60% from an eligible payout of $160,941 to an actual payout of $257,506.

In December 2008, Mr. Sterin received a $1,800,000 time-vesting cash award and a target award of 13,400 performance-based RSUs under the 2008 Long-Term Incentive Program. The terms of these awards are set forth above in “Section 2: Compensation Philosophy and Elements of Pay — 2008 Long Term Incentive Program.”

The target long-term incentive award value for an officer of Mr. Sterin’s salary level (SL2) based on benchmarking data was $500,000. Notwithstanding, the CEO recommended and the compensation committee approved a total award value for Mr. Sterin of $1.97 million (cash and equity) on the date of grant. The target cash grant for an officer of Mr. Sterin’s level was $375,000 and he received an actual time-vesting cash grant of $1,800,000. The CEO and compensation committee felt that this higher grant amount was appropriate in light of Mr. Sterin’s important contributions to the Company in his role as CFO, and in order to ensure his retention in a challenging economic environment. In addition, the company granted Mr. Sterin 13,400 performance-based RSUs at target.

Mr. Sterin’s base salary and bonus targets for fiscal 2008 were low in relation to our other named executive officers due largely to his relatively short tenure with the Company as Chief Financial Officer.

John J. Gallagher, III

During fiscal year 2008, John J. Gallagher, III received the following compensation:

•	$675,000 in base salary

•	$360,194 as an annual performance bonus award

•	$1,822,000 in cash payouts under the 2004 Deferred Compensation Plan

•	certain other compensation as described in the Summary Compensation Table

For fiscal year 2008, Mr. Gallagher’s base salary was $675,000, which placed him above the 75th percentile among similarly situated executives at companies in our peer group. Unlike our other executive officers, Mr. Gallagher’s base salary is determined by reference to the employment agreement between him and the company.

The amount of Mr. Gallagher’s bonus for 2008 was determined pursuant to his separation agreement discussed below. Pursuant to the terms of that agreement, Mr. Gallagher received a bonus for 2008 in the amount of $360,194, which was based on Company performance without modification.

On February 25, 2009, Mr. Gallagher notified the Company that he would be resigning effective March 31, 2009. On March 4, 2009, the Company entered into an Agreement and General Release, pursuant to which Mr. Gallagher is entitled to receive in connection with his resignation, among other things, (i) an amount equal to his current annual base salary and target annual performance bonus award, (ii) an annual performance bonus award for 2008 and a prorated annual performance bonus award for 2009, such awards to be based upon the Company’s performance without modification for individual performance, and (iii) reimbursement of COBRA premiums for a period of twelve months following his resignation, after which he would be eligible (at his cost) for health and medical coverage under the Company’s medical plan for active employees for himself and his eligible dependents until the age of 65.

In light of Mr. Gallagher’s resignation and the terms of the Agreement and General Release entered into between Mr. Gallagher and the Company, the compensation committee did not assess whether Mr. Gallagher had or had not achieved his individual goals for 2008. Mr. Gallagher’s annual performance bonus award for 2008 was 53.4% of his annual salary as a result the Company’s performance without modification for his individual performance.

In December 2008, Mr. Gallagher was offered a $975,000 time-vesting cash award and a target award of 21,700 performance-based RSUs under the 2008 Long-Term Incentive Program, however, he chose to not accept the awards or the accompanying long-term incentive clawback agreement. During 2008, the Company achieved the Tier II Stretch targets under the 2004 Deferred Compensation Plan and Mr. Gallagher became entitled to a payment of $1,822,000 under that legacy compensation program. This 2008 payment was based solely on the achievement of pre-determined Company performance goals.

Sandra Beach Lin

During fiscal year 2008, Sandra Beach Lin received the following compensation:

•	$550,000 in base salary

•	$163,590 as an annual performance bonus award

•	$1,675,000 in time-vesting cash

•	21,700 performance-based RSUs (valued at grant date at $274,505)

•	12,000 time-based RSUs (valued at grant date at $475,080)

•	certain other compensation as described in the Summary Compensation Table

For fiscal year 2008, Ms. Lin’s base salary was $550,000, which placed her above the 75th percentile among similarly situated executives at companies in our peer group. Ms. Lin did not receive an increase in base salary in 2008 because the compensation committee felt that her current base salary was sufficient considering the market data provided by our compensation consultant.

For fiscal year 2008, Ms. Lin received an annual performance bonus award payout of $163,590. Ms. Lin’s annual performance bonus award was below the median as a result of the Company’s performance in the achievement of its operating goals and her performance in the achievement of her individual goals. Ms. Lin’s individual goals for 2008 included:

•	achieving $13.7 million of productivity gains for the Advanced Engineered Materials business unit

•	achieving the Operating EBITDA, Working Capital and EHS targets for the Advanced Engineered Materials business unit

During 2008, Ms. Lin was able to drive the Advanced Engineered Materials business unit to $13.7 million in budgeted productivity gains. Despite this, the Advanced Engineered Materials business unit missed its Operating EBITDA and Working Capital targets. Ms. Lin also made significant progress in hiring, developing and retaining leaders in her business unit.

As a result of the above factors, the compensation committee decided not to modify the eligible amount of Ms. Lin’s annual performance bonus award and awarded her an actual payout of $163,590.

In February 2008, the compensation committee granted 12,000 RSUs to Ms. Lin to ensure her continued retention.

In December 2008, Ms. Lin received a $1,675,000 time-vesting cash award and a target award of 21,700 performance-based RSUs under the 2008 Long-Term Incentive Program. The terms of these awards are set forth above in “Section 2: Compensation Philosophy and Elements of Pay — 2008 Long Term Incentive Program.”

The total long-term incentive award value for an officer of Ms. Lin’s salary level (SL1) based on benchmarking data was $1,300,000. Notwithstanding, the CEO recommended and the compensation committee approved a total award value of $1.95 million (cash and equity) at the date of grant. The target cash grant for an officer of Ms. Lin’s level was $975,000 and she received an actual cash grant of $1,675,000. She also received an award of 21,700 performance-based RSUs at target. The CEO and compensation committee felt that the higher cash grant amount was appropriate in light of Ms. Lin’s strong leadership during a challenging period in her business segment and the need to provide her with additional retentive value.

Curtis S. Shaw

During fiscal year 2008, Curtis S. Shaw received the following compensation:

•	$575,000 in base salary

•	$297,114 as an annual performance bonus award

•	certain other compensation as described in the Summary Compensation Table

For fiscal year 2008, Mr. Shaw’s base salary was $575,000, which placed him above the 75th percentile among similarly situated executives at companies in our peer group. Mr. Shaw did not receive an increase in base salary in 2008 because the compensation committee felt that his current base salary was sufficient considering the market data provided by our compensation consultant.

The amount of Mr. Shaw’s bonus for 2008 was determined pursuant to his separation agreement discussed below. Pursuant to the terms of that agreement, Mr. Shaw received a bonus for 2008 in the amount of $297,114, which was based on Company performance without modification.

On September 26, 2008, Mr. Shaw announced his retirement, effective March 31, 2009, as the Company’s Executive Vice President, General Counsel and Corporate Secretary. On September 25, 2008, the Company and Mr. Shaw executed an Agreement and General Release pursuant to which Mr. Shaw is entitled to receive in connection with his retirement, among other things, (i) an amount equal to his current annual base salary and target annual performance bonus award, (ii) an annual performance bonus award for 2008 and a prorated annual performance bonus award for 2009, such awards to be based upon the Company’s performance without modification for individual performance, and (iii) reimbursement of COBRA premiums for a period of twelve months following his resignation, after which he would be eligible (at his cost) for medical and dental coverage under the Company’s medical plan for active employees for himself and his eligible dependents until the age of 65.

In light of Mr. Shaw’s retirement and the terms of the Agreement and General Release entered into between Mr. Shaw and the company, the compensation committee did not assess whether Mr. Shaw had or had not achieved his individual goals for 2008. Mr. Shaw’s annual performance bonus award for 2008 was 51.7% of his annual salary as a result the Company’s performance without modification for his achievement of his individual goals. In light of Mr. Shaw’s announced departure, the Company did not offer Mr. Shaw an award under the 2008 LTIP.

Section 4: Additional Information Regarding Executive Compensation

Following are descriptions of other plans and policies that are integral to a stockholder’s understanding of the Company’s overall executive compensation program structure.

Executive Stock Ownership Requirements

In 2007 the compensation committee adopted a stock ownership policy for senior management. Ownership includes (i) shares of Celanese stock held outright, whether individually or through beneficial ownership in a trust and (ii) RSUs that have not vested. Stock options do not count towards the executive’s ownership requirements. As of December 31, 2008, executive officers are expected to own the following amount of stock in the Company (expressed as a percentage of base salary) by 2012 (or, if longer, five years from the date of hire):

	Current Level of Celanese Stock Ownership
	Ownership				Deadline for
	Requirement as a	Total			Compliance with
	Multiple of Base	Number of		As	Stock Ownership
	Salary	Shares		% of Base Salary(1)	Guidelines

Mr. Weidman	600%	699,120	(2)	2237%	December 2012
Mr. Sterin	300%	27,569	(3)	213%	December 2012
Mr. Gallagher	400%	37,000		157%	December 2012
Ms. Lin	400%	59,305	(4)	310%	December 2012
Mr. Shaw	400%	31,932		159%	December 2012

(1)	Calculated using the average of the 2008 high and low closing share prices of $28.80.

(2)	Includes 200,000 Performance Units.

(3)	Includes 1,025 equivalent shares held in the Celanese Americas Retirement Savings Plan Stock Fund as of December 31, 2008.

(4)	Includes 63 equivalent shares held in the Celanese Americas Retirement Savings Plan Stock Fund and 11,366 equivalent shares held in the 2008 Deferred Compensation Plan, each as of December 31, 2008.

At the time of filing, Mr. Weidman has already achieved the required level of ownership in Company Stock. Mr. Sterin and Ms. Lin are on track to meet their requirements by 2012 (i.e. - they have accumulated Company stock at a minimum rate of 20% of their total required ownership level for each year since the requirements were established).

Employment Arrangements and Agreements

The compensation committee has determined that it is not in the best interests of the Company to enter into employment agreements with the CEO or any other executive officer of the Company. The compensation committee believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, we entered into change in control agreements during 2008 with our executive officers. Mr. Gallagher was offered the form of change in control agreement that was offered to the other executives, but elected not to enter into the agreement with the Company.

Change-in-Control Agreements

On April 1, 2008, we entered into change in control agreements with all of the named executive officers (except Mr. Gallagher) and certain other senior members of management. Each change in control agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days notice of non-renewal is given by either party to the agreement. The change in control agreements provide for a payment to be made to the named executive officers following a termination of employment by the Company without “cause” or by the officer with “good reason” within 2 years following a “change in control” (as each term is defined in the change in control agreements) or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied (See “Potential Payments Upon Termination and Change in Control” for a more detailed discussion of the terms of such agreements).

In approving the change in control agreements, the compensation committee considered the prevalence of such agreements among similarly situated executives at our peer companies based on data collected by the Company. The compensation committee also determined that the uniform non-compete and non-solicit clauses contained in such agreements provide a significant benefit to the Company. Specifically, the change in control agreements prohibit the executive officer from soliciting customers of, or competing against, the Company for a period of 1 year following the date of termination if such termination occurs following the announcement of a change in control event and 2 years following the date of termination if such termination occurs after a change in control event.

2008 Deferred Compensation Plan

In December 2007, we adopted a deferred compensation plan whereby we offered certain of our senior employees and directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market-performance of specified measurement funds selected by the participant. Participants were required to make deferral elections under the plan in December 2007, and such deferrals of 2008 compensation would have been withheld during the year ending December 31, 2008. Ms. Lin is the only named executive officer who elected to defer compensation under the plan in 2008.

Benefits and Other Perquisites

The health, dental and insurance benefits for executives are comparable with those provided by our peer companies and are generally the same benefits available to our other employees. In addition, we provide retirement benefits through several different plans. We believe all of these plans have proven useful and, in many cases, necessary for recruiting and retention purposes. All of our named executive officers participate in the same tax-qualified retirement plan, the Celanese Americas Retirement Pension Plan, but because of different hire dates, their participation formulas differ, as more specifically detailed in the narrative following the Pension Benefits table below.

Celanese Americas Retirement Savings Plan — The Celanese Americas Retirement Savings Plan, or CARSP, is a tax-qualified defined contribution plan sponsored by Celanese Americas Corporation, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, or ERISA. It allows employee salary reduction contributions on a non-taxable basis, and we match these contributions 100% up to the first 5%. Pursuant to Internal Revenue Code rules, in 2008 only compensation up to $230,000 could be taken into account. All of our named executive officers participated in this plan in 2008.

Celanese Long-Term Disability Program — Celanese offers an insured welfare benefit plan that provides a percentage of predisability income to covered employees if they incur a disability and are unable to work for an extended period of time. This program covers substantially all of our U.S. employees. Basic coverage provides a benefit of 50% of predisability income and enhanced coverage provides a benefit of 66 2/3% of predisability income. Any disability benefit paid is offset by other sources of income such as Social Security disability or retirement benefits, retirement pay, and earnings for work while disabled. Compensation considered under the general policy is limited, so executive management employees are provided additional coverage through a policy amendment in order to return a disability benefit that is closer to the enhanced benefit level of 66 2/3%. All of the named executive officers are covered by the policy amendment.

We offer a minimal amount of cash perquisites to our executive officers as discussed in detail in the footnotes to the Summary Compensation Table.

Tax and Accounting Considerations

Tax Deductibility of Compensation Expense.  Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the stockholders. Salaries for the named executive officers do not qualify as performance-based compensation. Although the Company’s annual performance bonus program is performance-based compensation it does not qualify for an exemption under Section 162(m) because the program was not approved by our stockholders. Likewise, RSUs granted by the Company do not qualify for an exemption under Section 162(m). The cash awards issued under the 2008 Long-term Incentive Program and the Special Cash Retention Awards do not qualify as performance-based compensation for purposes of Section 162(m) because vesting is based on continued employment rather than specific performance goals.

The compensation committee believes that in establishing incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable should be only one of several factors taken into consideration and not the sole governing factor. For that reason, the compensation committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

Tax Implications for Officers.  Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. Because the Company does not generally provide deferred compensation to the named executive officers, this limitation has no impact on the structure of the compensation program for the officers. Section 280G of the Code imposes an excise tax on payments to executives of severance or change in control compensation that exceed the levels specified in Section 280G. The named executive officers could receive the amounts shown on the table in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change in control payments, but the compensation committee does not consider their potential impact in setting total annual compensation.

Accounting Considerations.  The compensation committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and non-equity performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment. The compensation committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Executive Compensation Recoupment Policy

In connection with the 2008 LTIP and the acceptance of the awards of performance-based RSUs, performance units and cash thereunder, each awardee was required to execute a long-term incentive award clawback agreement. The clawback agreements contain provisions prohibiting the awardee from (i) disclosing confidential or proprietary information and (ii) soliciting customers of, or competing with, the Company for a period of one year following the termination of the Participant’s employment with the Company for any reason.

If the awardee violates any of the provisions of the clawback agreement, the awardee will (i) cease vesting and forfeit any rights or interest in cash LTI awards, restricted stock units, stock options or any other form of equity award that was granted on or after December 11, 2008 and that vested during the period one year prior to the earlier of (a) the awardee’s violation of the terms of the clawback agreement and (b) the termination of the awardee’s employment with the Company and (ii) be required to deliver to the Company any amount received under any cash LTI award or gain realized on any stock option exercises or any other transaction relating to an equity grant by the Company on or after December 11, 2008 that were consummated during the period one year prior to the earlier of (x) the awardee’s violation of the terms of the clawback agreement and (y) the termination of the awardee’s employment with the Company.

In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO will be required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those 12 months.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing CD&A with management and, based upon its review and discussion, the compensation committee recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and this Proxy Statement.

This report was submitted by the compensation committee,

John K. Wulff, Chair
Mark C. Rohr
Farah M. Walters

2008 Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

								Change in
								Pension Value
								and
								Nonqualified
						Non-Equity		Deferred	All
				Stock	Option	Incentive Plan		Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation(2)		Earnings	Compensation		Total
Position	Year	($)	($)	($)	($)(1)	($)		($)	($)		($)

David N. Weidman	2008	900,000		960,737	1,283,245	755,703		867,875 (6)	64,435	(8)	4,831,995
Chairman and Chief	2007	900,000	—	692,649	2,132,739	44,133,244		336,483	62,651		48,257,766
Executive Officer	2006	900,000	1,283,750 (3)	—	5,141,934	1,087,200	(4)	460,192	70,401		8,943,477
Steven M. Sterin	2008	355,962		91,243	181,784	257,506		3,161	37,154	(9)	926,810
SVP and Chief Financial Officer	2007	328,628	—	72,092	255,038	837,179		5,443	21,421		1,519,801
John J. Gallagher, III	2008	675,000		—	824,857	2,182,194	(5)	6,314	425,745	(10)	4,114,110
EVP and President,	2007	675,000	—	—	1,325,945	8,168,824		7,785	193,975		10,371,529
Acetyl Intermediates and Celanese Asia	2006	675,000	—	—	1,726,347	815,400	(4)	9,118	83,995		3,309,860
Sandra Beach Lin	2008	550,000	—	186,969	673,811	163,590		8,557	52,358	(11)	1,635,285
EVP and President, AEM
Curtis S. Shaw	2008	575,000	—	36,742	460,952	297,114		14,088 (7)	1,058,895	(12)	2,442,791
EVP and General	2007	575,000	45,000	27,556	468,826	2,354,303		11,019	22,375		3,504,079
Counsel	2006	575,000	—	—	976,532	625,140	(4)	10,715	21,900		2,209,287

(1)	FAS 123(R) expense for the year ended December 31, 2008 includes amounts granted in 2006 and 2007 (no stock options were granted in 2008). For a discussion of the method and assumptions used to calculate such expense, see Note 20 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	Consists of annual performance bonus award payouts, payments made pursuant to the 2004 Deferred Compensation Plan and the value of gains and losses on the cash balance account pursuant to the 2007 Revised Deferred Compensation Plan.

(3)	This amount was payable pursuant to Bonus Letter Agreements dated February 23, 2005 for bonus awards granted at the time of the Company’s IPO, which were intended to compensate executives for the loss of equity compensation at CAG. Fifty percent of the bonus vested and was paid upon the consummation of the IPO; twenty-five percent was paid during the first quarter of 2006, and the remaining twenty-five percent was paid during the first quarter of 2007.

(4)	These amounts were annual bonuses reviewed and approved by the compensation committee based upon the achievement of Company performance targets established during the first quarter of 2006 and, in certain cases, personal performance, paid during the first quarter of 2007.

(5)	Consists of annual performance bonus award payout of $360,194 and payments made pursuant to the 2004 Deferred Compensation Plan of $1,822,000.

(6)	Includes a change in pension value of $801,936 and $65,939 in above-market earnings on amounts deferred under the Revised Deferred Compensation Plan.

(7)	Includes a change in pension value of $11,465 and $2,623 in above-market earnings on amounts deferred under the Revised Deferred Compensation Plan.

(8)	Includes $33,750 in supplemental savings plan contributions by us, $11,500 in 401(k) match by us, $2,700 in payment of life insurance premiums, $1,500 in payment of excess personal liability insurance premiums, $1,170 in spouse travel and entertainment at board meetings, and $13,815 in payment of long-term disability premiums.

(9)	Includes $11,500 in 401(k) match by us, $1,079 in payment of life insurance premiums, $750 in payment of excess personal liability insurance premiums, $2,665 in spouse travel and entertainment at board meetings, $5,373 in payment of long-term disability premiums, $500 in payment of tax preparation fees, $287 in payment of tax gross-ups, and a perquisite allowance of $15,000.

(10)	Includes $54,268 in relocation expenses, $11,500 in 401(k) match by us, $2,026 in payment of life insurance premiums, $1,500 in payment of excess personal liability insurance premiums, $7,675 in payment of long-term disability premiums, $59,624 in car allowances, $110,664 in housing allowances, $71,464 in education allowances for Mr. Gallagher’s children, $101,248 in special relocation premiums, and $5,776 in payment of property maintenance and utility fees.

(11)	Includes $7,060 in relocation expenses, $9,308 in 401(k) match by us, $1,650 in payment of life insurance premiums, $1,500 in payment of excess personal liability insurance premiums, $2,665 in spouse travel and entertainment at board meetings, and $7,675 in payment of long-term disability premiums and a perquisite allowance of $22,500.

(12)	Includes $11,500 in 401(k) match by us, $1,725 in payment of life insurance premiums, $1,500 in payment of excess personal liability insurance premiums, $1,495 in spouse travel and entertainment at board meetings, $7,675 in payment of long-term disability premiums, and $1,035,000 in severance payments.

2008 Grant of Plan-Based Awards Table

The following table summarizes incentive awards granted to each of the named executive officers for the fiscal year ended December 31, 2008:

					Equity Incentives
		Non-Equity Incentives						All Other Stock Awards		Grant
		Estimated Possible Payouts Under Non-			Estimated Possible Payouts Under			Securities		Date
		Equity Incentive Plans			Equity Incentive Plans			Underlying	Exercise	Fair
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Price	Value
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)	($)

David N. Weidman
APBP	N/A	0	900,000	3,600,000
2008 LTIP PU	12/11/2008				100,000	200,000	450,000			2,530,000
2008 LTIP Cash	12/11/2008		1,000,000
Steven M. Sterin
APBP	N/A	0	249,173	996,693
2008 LTIP RSUs	12/11/2008				6,700	13,400	30,150			169,510
2008 LTIP Cash	12/11/2008		1,800,000
John J. Gallagher III
APBP	N/A	0	540,000	2,160,000
2008 LTIP RSUs(1)	12/11/2008				10,850	21,700	48,825			274,505
2008 LTIP Cash(1)	12/11/2008		975,000
EPP Cash			1,822,000
Sandra Beach Lin
APBP	N/A	0	440,000	1,760,000
2008 LTIP RSUs	12/11/2008				10,850	21,700	48,825			274,505
2008 LTIP Cash	12/11/2008		1,675,000
2007 LTPP RSUs	02/07/08					12,000				471,120
Curtis S. Shaw
APBP	N/A	0	460,000	1,840,000

(1)	Although granted RSUs and time-vesting cash pursuant to the 2008 LTIP, Mr. Gallagher declined to accept such award.

Each award of RSUs under the 2008 LTIP vests on October 14, 2010 based upon the achievement of target levels of (i) Operating EBITDA during the 2009 and 2010 fiscal years and (ii) “Total Stockholder Return” as compared to peer companies during the period from December 1, 2008 through September 30, 2011. Each award of cash under the 2008 LTIP vests 30% on October 14, 2009, 30% on October 14, 2010 and 40% on October 14, 2011.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table summarizes outstanding equity awards held by each of the named executive officers as of December 31, 2008, including the vesting dates for the portions of these awards that have not yet vested:

	Option Awards						Stock Awards
									Equity	Equity Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market
	Number			Equity Incentive				Market	Number	or Payout
	of	Number of		Plan Awards:			Number of	Value of	of Unearned	Value of
	Securities	Securities		Number			Shares or	Shares or	Shares,	Unearned
	Underlying	Underlying		of Securities			Units of	Units of	Units or	Shares,
	Unexercised	Unexercised		Underlying	Option		Stock That	Stock That	Other Rights	Units or Other
	Options	Options		Unexercised	Exercise	Option	Have Not	Have Not	That Have	Rights That Have
	(#)	(#)		Unearned Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	(#)	(#)	($)

David N. Weidman	3,086,092	62,982	(1)	—	16.00	1/21/2015
							—	—	121,456	1,509,698
Steven M. Sterin	—	50,000	(2)	—	40.13	7/25/2017
	—	45,000	(5)	—	20.37	6/30/2016
	—	30,000	(3)	—	21.02	5/16/2016
							—	—	22,775	283,093
John J. Gallagher III	—	120,000	(4)	—	40.13	7/25/2017
	471,600	58,400	(1)	—	18.30	8/31/2015

	Option Awards						Stock Awards
									Equity	Equity Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market
	Number			Equity Incentive				Market	Number	or Payout
	of	Number of		Plan Awards:			Number of	Value of	of Unearned	Value of
	Securities	Securities		Number			Shares or	Shares or	Shares,	Unearned
	Underlying	Underlying		of Securities			Units of	Units of	Units or	Shares,
	Unexercised	Unexercised		Underlying	Option		Stock That	Stock That	Other Rights	Units or Other
	Options	Options		Unexercised	Exercise	Option	Have Not	Have Not	That Have	Rights That Have
	(#)	(#)		Unearned Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	(#)	(#)	($)

Sandra Beach Lin	—	200,000	(4)	—	40.13	7/25/2017
							—	—	44,950	558,729
Curtis S. Shaw	77,700	14,800	(1)	—	15.16	4/18/2015
	132,300	25,200	(1)	—	16.83	10/10/2015
							—	—	4,832	60,062

(1)	These options will vest on March 31, 2009.

(2)	These options will vest 25% on each of January 1, 2009, January 1, 2010, January 1, 2011 and January 1, 2012.

(3)	10,000 of these options will vest on each of January 1, 2009, January 1, 2010 and January 1, 2011.

(4)	These options will vest 10% on January 1, 2009 and 30% on each of January 1, 2010, January 1, 2011 and January 1, 2012.

(5)	15,000 of these options will vest on each of January 1, 2009, January 1, 2010 and January 1, 2011.

The named executive officers may exercise all or any part of the vested portion of their options prior to the expiration date of the grant. However, if the executive’s employment is terminated by us without cause, by the executive with good reason, or due to death or disability or retirement, the executive may exercise the vested portion of the options for a period ending on the earlier of one year following the date of such termination and the expiration date. If the executive terminates without good reason, the executive may exercise the vested portion of the option for a period ending on the earlier of 90 days following the date of such termination and the expiration date. If the termination is by us for cause, then all options to the extent not vested and exercisable immediately terminate and cease to be exercisable.

2008 Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of stock awards by each of the named executive officers during the fiscal year ended December 31, 2008:

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares		Value Realized
	Exercise	on Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

David N. Weidman	—	—	—		—
Steven M. Sterin	25,000	563,750	3,979	(1)	106,279
John J. Gallagher III	—	—	—		—
Sandra Beach Lin	—	—	3,322	(2)	88,731
Curtis S. Shaw	150,000	3,643,685	—		—

(1)	Gross shares (not net of withholding), including 14 dividend shares.

(2)	Gross shares (not net of withholding), including 18 dividend shares

2008 Pension Benefits

The following table summarizes the present value of the accumulated retirement benefits by each of the named executive officers as of the end of fiscal year ended December 31, 2008:

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last Fiscal
		Service	Benefit		Year
Name	Plan Name	(#)	($)		($)

David N. Weidman	Celanese Americas Retirement Pension Plan	8.3330	233,867	(1)	—
	Celanese Americas Management Supplemental Pension Plan	8.0000	2,297,825	(1)	—
Steven M. Sterin	Celanese Americas Retirement Pension Plan	5.6667	39,348	(2)	—
John J. Gallagher III	Celanese Americas Retirement Pension Plan	3.3330	32,363	(3)	—
Sandra Beach Lin	Celanese Americas Retirement Pension Plan	1.4167	17,788	(4)	—
Curtis S. Shaw	Celanese Americas Retirement Pension Plan	3.6667	43,212	(5)	—

(1)	The present values are based on an annual pension benefit prior to offsets of $344,480 under both plans for Mr. Weidman.

(2)	The present value for Mr. Sterin is based on a cash balance account balance of $66,693.

(3)	The present value for Mr. Gallagher is based on a cash balance account balance of $47,509.

(4)	The present value for Ms. Lin is based on a cash balance account balance of $23,305. Ms. Lin is not yet vested in her benefits under this plan.

(5)	The present value for Mr. Shaw is based on a cash balance account balance of $47,509.

The present value amounts shown in the table above are the amount needed today that, with interest, would provide the employees’ future retirement benefit. Assumptions used to determine the present value of benefits under the CAMSPP and for benefits earned for employees hired prior to January 1, 2001 in the CARPP are based on a 6.5% discount rate and mortality from the RP-2000 Mortality Table. Benefits earned for employees hired on or after January 1, 2001 in the CARPP are based on an assumed future interest crediting rate of 4.5% to age 65 and an interest only discount rate of 6.5%. Retirement in the CAMSPP is assumed to occur at age 60 and at age 65 in the CARPP.

Each of our retirement benefit plans identified in the table above is more fully described below.

Celanese Americas Retirement Pension Plan — The Celanese Americas Retirement Pension Plan, or CARPP, is a tax-qualified defined benefit pension plan sponsored by Celanese Americas Corporation, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. The plan is subject to the provisions of ERISA. All of our named executive officers participated in this plan in 2008.

Non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan, are entitled to annual pension benefits beginning at normal retirement age (65) equal to the greater of (a) 1.33% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service, or (b) 1.67% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service minus 50% of the employee’s Social Security benefit multiplied by a fraction, the numerator of which is the employee’s years of credited service (to a maximum of 35 years) and the denominator of which is 35. The plan permits early retirement at ages 55-64. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity, a life annuity, or a certain and life annuity. Employees vest in their benefit after completing five years of service with the Company, as defined in the plan. Employees who terminate before becoming vested forfeit their benefits. If a married employee dies after being fully vested in the plan, a death benefit will be payable to the surviving spouse. This plan formula applies to Mr. Weidman.

Effective January 1, 2001, the plan began providing benefits for new employees, as defined by the plan, hired after December 31, 2000, based upon a different benefit formula — (“Cash Balance Plan”). The Cash Balance Plan provides that for each plan year that employees work as defined, we credit 5% of the employee’s annual pensionable earnings (up to IRS limits) to a hypothetical plan account that has been established for each employee, and credit that account with interest. For a given year, the plan’s interest rate is the annual rate of interest on 30-year United States Treasury Securities for the August before the first day of that year. Effective January 1, 2008, employees vest in their accrued benefit after completing three years of service with us, as defined in the plan. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay, plan years worked and any interest earned on the Company contributions. Once vested, survivor benefits are applicable to married participants. Messrs. Gallagher, Shaw and Sterin and Ms. Lin are covered under the Cash Balance Plan benefit formula.

Under the CARPP, if an employee’s employment with the Company is terminated as a result of a corporate reorganization, layoff or corporate restructuring including divestiture, that employee will receive an additional year of vesting service under the CARPP.

Celanese Americas Management Supplemental Pension Plan — The Celanese Americas Management Supplemental Pension Plan, or CAMSPP, is an unfunded, nonqualified defined benefit plan. Mr. Weidman is the only named executive officer that participates in this plan.

The promised pension benefit becomes fully vested once the participant attains five years of Company service and is paid at age 60 or when the participant leaves the Company, whichever is later. The amount of the pension is calculated as the product of 1.8% times the number of qualifying years of service, and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service spent in Celanese Corporation and its subsidiaries. The pension benefit is adjusted annually, based on the U.S. cost-of-living index.

The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these are earned during qualifying years of service. The following are generally offset against this pension: (i) payments under all other qualified and non-qualified plans paid by the Company and its affiliates (excluding payments attributable to employee contributions) and (ii) social security pension benefits acquired during qualifying years of service at a rate of 50%.

In the event of an early disability, the pension benefit is paid for the duration of the disability. In determining the amount of the disability pension, qualifying years of service until age 60 are added to the qualifying years of service earned to date. The pension is not reduced on account of the early commencement of benefits. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. All other Celanese-financed benefits, if any, are offset against the disability pension.

In the event of death, the pension is to be paid to the spouse and unmarried dependants. The spouse’s benefit is 60% of the pension otherwise payable to the participant and continues until remarriage. An additional benefit of up to 20% of the pension otherwise payable is also payable with respect to children of the participant, which additional pension terminates when the children attain age 21 (or up until age 27 if they are still in school). These pension benefits are not reduced on account of early commencement of the pension. All other Celanese-financed benefits, if any, are offset against the survivors’ pension.

2008 Nonqualified Deferred Compensation Table

The following table contains certain information concerning benefits under nonqualified deferred compensation plans.

The Celanese Americas Supplemental Retirement Savings Plan, or the CASRSP, an unfunded, nonqualified defined contribution plan that is available only to persons employed by Celanese prior to January 1, 2001. If a participant has received a maximum Company contribution to the CARSP, he or she is entitled to an allocation under this plan equal to 5% of his or her salary in excess of the compensation limits under the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of the Stable Value Fund (a fund primarily invested in debt instruments), which is a fund maintained for investments under the CARSP. The average annualized rate of return for 2008 was 4.24%. Distributions under this plan are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment. Mr. Weidman is the only named executive officer that participates in this plan.

The 2007 Revised Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan under which certain of our senior employees were provided an election to relinquish their 2007-2009 payments under the 2004 Deferred Compensation Plan in exchange for a future payment equal to 90% of the maximum potential payout under the 2004 Deferred Compensation Plan plus or minus certain amounts based upon the performance of certain notional investment options selected by the participant. Messrs. Weidman and Shaw were the only named executive officers that participated in this plan in 2008.

The 2008 Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that allows certain of our senior employees and directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market-performance of specified measurement funds selected by the participant. Ms. Lin is the only named executive officer that participated in this plan in 2008.

	Executive	Registration		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings		Withdrawals/	Balance
	in Last FY	in Last FY		in Last FY		Distributions	at Last FYE
Name	($)	($)		($)		($)	($)

David N. Weidman	—	33,750	(1)	952,592	(2)	—	1,157,523	(4)
Steven M. Sterin	—	—		—		—	—
John J. Gallagher III	—	—		—		—	—
Sandra Beach Lin	427,807	—		(286,525)		—	141,282
Curtis S. Shaw	—	—		37,562	(3)	—	37,562

(1)	This amount is reported in the 2008 Summary Compensation Table.

(2)	Includes $8,516 in notional earnings on balance of Mr. Weidman’s CASRSP account and $944,076 in notional earnings on the balance of Mr. Weidman’s revised deferred compensation account.

(3)	Represents notional earnings on the balance of Mr. Shaw’s revised deferred compensation account.

(4)	With respect to this amount, $102,250 has been reported in the 2008 or prior Summary Compensation Tables.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The particular events that trigger payments to our named executive officers are generally defined in the executives’ change-in-control agreements, deferred compensation agreements, stock option agreements or RSU agreements. The compensation committee believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, the compensation committee decided to offer a more limited change-in-control agreement to each executive officer in 2008. However, the deferred compensation agreements and stock option agreements are still effective and provide for some potential payments upon termination and change in control as described in the tables below.

Change in Control Agreements

In April 2008, we entered into change in control agreements with Messrs. Weidman, Shaw and Sterin and Ms. Lin. Each change in control agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days notice of non-renewal is given by either party to the agreement. The change in control agreements provide for a payment to be made to these officers following a termination of employment by the Company without “cause” or by the executive officer with “good reason” within two years following a “change in control” or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied. Generally, the change in control agreements provide for each executive officer to receive:

•	a lump sum payment equal to two times the sum of:

(i) the executive officer’s then current annualized base salary, and

(ii) the higher of (x) the executive officer’s target bonus in effect on the last day of the fiscal year that ended immediately prior to the year in which the date of termination occurs, or (y) the average of the cash bonuses paid by the Company to the executive officer for the three fiscal years preceding the date of termination; and

•	group health and dental coverage for the executive officer and his or her dependents for a period of two years following the date of termination.

In addition, the change in control agreements provide that under certain circumstances the executive officers may receive a tax reimbursement payment not to exceed $4 million, in the case of Mr. Weidman, or $2 million, in the case of all other executive officers.

For purposes of the change in control agreements:

“cause” means (i) Executive’s willful failure to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Executive of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) Executive’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates, (iv) any act of fraud by Executive, (v) any material violation of the Company’s code of conduct, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) Executive’s conduct that causes material harm to the business reputation of the Company or its Affiliates, or (viii) Executive’s breach of the provisions of Sections 7 (Confidentiality; Intellectual Property) or 8 (Non-Competition; Non-Solicitation) of this Agreement.

“good reason” means any of the following conditions which occurs without the consent of the Executive: (i) a material diminution in the Executive’s base salary or annual bonus opportunity; (ii) a material diminution in the Executive’s authority, duties, or responsibilities (including status, offices, titles and reporting requirements); (iii) a material change in the geographic location at which the Executive must perform his duties; (iv) failure of the Company to pay compensation or benefits when due, or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. The conditions described above will not constitute “Good Reason” unless the Executive provides written notice to the Company of the existence of the condition described above within 90 days after the initial existence of such condition. In addition, the conditions described above will not constitute “Good Reason” unless the Company fails to remedy the condition within a period of thirty (30) days after receipt of the notice described in the preceding sentence. If the Company fails to remedy the condition within the period referred to in the preceding sentence, Executive may terminate his employment with the Company for “Good Reason” within in the next thirty (30) days following the expiration of the cure period.

“change in control” means any one of the following events: (a) any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Company (including its subsidiaries, directors, and executive officers) has become the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding common stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“Voting Securities”) (other than as a result of an issuance of securities by the Company approved by Incumbent Directors, or open market purchases approved by Incumbent Directors at the time the purchases are made); (b) individuals who constitute the board as of the Effective Date (the “Incumbent Directors”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; (c) the stockholders of the Company approve a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction, or the sale or other disposition of all or substantially all of the Company’s assets (a “Transaction”), unless immediately following such Transaction, (i) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Transaction are the Beneficial Owners of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Transaction (including, without limitation, an entity which as a result of such Transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the Voting Securities, (ii) no Person is the Beneficial Owner of 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Surviving Entity, and (iii) at least a majority of the members of the board of directors of the Surviving Entity are Incumbent Directors; or (d) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company.

However, if in any circumstance in which the foregoing definition would be operative and with respect to which the income tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. § 1.409A — 3(i)(5).

Post-Termination Tables

The tables below show an estimate of the amount of additional compensation that each of our named executive officers would receive in the event of a termination or change in control, taking into consideration the circumstances of the termination and payments that the named executive officer would be entitled to under the various agreements described above. The amounts shown are generally categorized as follows: voluntary termination; involuntary termination without cause or by the executive for good reason; change in control; termination due to death; and termination for disability. The amounts shown assume that such termination was effective as of December 31, 2008.

The tables below include additional benefits triggered by a termination and change of control only. Please see the following tables for details of the named executives’ vested payments and benefits that they would be entitled to receive regardless of the occurrence of a termination or change of control:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year End

•	For Pension Benefits — See Pension Benefits table

•	For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation table

The actual amounts that will be paid upon termination can only be determined at the time of the executive’s termination from the Company.

David N. Weidman

The following tables show the potential payments to David N. Weidman, Chairman and Chief Executive Officer of the Company upon termination or change in control.

		Involuntary
		Termination
	Voluntary	without
	Termination or	Cause or	Change-of-Control	Change-of-Control
Executive Payments and Benefits	Termination	Resignation for	(without	(with
upon Termination or Change-of-Control	for Cause	Good Reason	Termination)	Termination)		Death		Disability

Compensation:
Severance	$0	$0	$0	$4,784,447		$0		$0
Stock Options (Acceleration of Unvested Awards)
Service Based(1)	0	0	0	0		0		0
Performance Based	0	0	0	0		0		0
Restricted Stock Units (Acceleration of Unvested Awards)(2)	0	777,643	3,995,698	3,995,698		777,643		777,643
Long-Term Cash Incentive Awards	0	29,412	1,000,000	1,000,000		29,412		29,412
Deferred Compensation Awards	0	15,700,142	16,737,891	16,737,891		15,700,142		15,700,142
Benefits & Perquisites
Celanese Americas Management Supplemental Pension Plan	0	0	0	0		0	(3)	0	(4)
Welfare Benefits Continuation	0	0	0	0	(5)	0		0
Long-Term Disability	0	0	0	0		0		0	(6)

Total	$0	$16,507,197	$21,733,589	$26,518,036		$16,507,197		$16,507,197

(1)	Time-based options vest in full in the event of a Change in Control; however, as of 12/31/08 the stock price was less than the exercise price, so Mr. Weidman’s accelerated options would have had a value of $0.

(2)	In the event of a Change in Control, performance-based RSUs vest in full at target value. In the event of an eligible termination, a prorated amount will vest subject to actual performance. These tables assume performance at target levels.

(3)	In the event of death, Mr. Weidman’s spouse and children would be entitled to receive an enhanced annual pension benefit of $137,792. All other Celanese-financed benefits are offset against the survivor pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the “Executive Compensation Discussion and Analysis” for further details.

(4)	In the event of disability, Mr. Weidman would be entitled to receive an enhanced annual pension benefit of $258,360. All other Celanese-financed benefits are offset against the disability pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the “Executive Compensation Discussion and Analysis” for further details.

(5)	Mr. Weidman’s change in control agreement provides for reimbursement of premiums for two years of medical and dental coverage continuation which amounts to $25,578 based on 2009 rates.

(6)	Mr. Weidman is entitled to an enhanced long-term disability benefit of $25,000 per month ($300,000 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Weidman reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Steven M. Sterin

The following table shows the potential payments to Steven M. Sterin, Senior Vice President and Chief Financial Officer of the Company, upon termination or change in control.

		Involuntary
		Termination
	Voluntary	without
	Termination or	Cause or	Change-of-Control	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without	(with
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Termination)		Death	Disability

Compensation:
Severance	$0	$0	$0	$1,282,451		$0	$0
Stock Options (Acceleration of Unvested Awards) Service Based(1)	0	0	0	0		0	0
Restricted Stock Units (Acceleration of Unvested Awards)(2)	0	66,617	283,093	283,093		66,617	66,617
Long-Term Cash Incentive Awards	0	52,941	1,800,000	1,800,000		52,941	52,941
Benefits & Perquisites
Welfare Benefit Continuation	0	0	0	0	(3)	0	0
Long-Term Disability	0	0	0	0		0	0	(4)

Total	$0	$119,558	$2,083,093	$3,365,544		$119,558	$119,558

(1)	Time-based options vest in full in the event of a Change in Control; however, as of 12/31/08 the stock price was less than the exercise price, so Mr. Sterin’s accelerated options would have had a value of $0.

(2)	In the event of a Change in Control, performance-based RSUs vest in full at target value. In the event of an eligible termination, a prorated amount will vest subject to actual performance. These tables assume performance at target levels.

(3)	Mr. Sterin’s change in control agreement provides for reimbursement of premiums for two years of medical and dental coverage continuation which amounts to $35,638 based on 2009 rates.

(4)	Mr. Sterin is entitled to an enhanced long-term disability benefit of $9,723 per month ($116,673 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Sterin reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

John J. Gallagher, III

The following table shows the payments to John J. Gallagher, III, Executive Vice President of the Company and President, Acetyl Intermediates and Celanese Asia, pursuant to his Agreement and General Release, and in the event of a change in control occurring prior to his separation date.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or		Change-of-Control	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for		(without	(with
upon Termination or Change-of-Control	Cause	Good Reason		Termination)	Termination)	Death	Disability

Compensation:
Severance	$0	$1,215,000		$0	$1,215,000	$0	$0
Stock Options (Acceleration of Unvested Awards) Service Based(1)	0	0		0	0	0	0
Restricted Stock Units (Acceleration of Unvested Awards)	0	0		0	0	0	0
Deferred Compensation Awards	0	1,180,000		1,180,000	1,180,000	0	0
Benefits & Perquisites
Welfare Benefit Continuation	0	0	(2)	0	0	0	0
Long-Term Disability	0	0		0	0	0	0	(3)

Total	$0	$2,395,000		$1,180,000	$2,395,000	$0	$0

(1)	Time-based options vest in full in the event of a Change in Control; however, as of 12/31/08 the stock price was less than the exercise price, so Mr. Gallagher’s accelerated options would have had a value of $0.

(2)	Mr. Gallagher’s Agreement and General Release provides for reimbursement of premiums for twelve months of medical and dental coverage continuation which amounts to $12,962 based on 2009 rates.

(3)	Mr. Gallagher is entitled to an enhanced long-term disability benefit of $13,890 per month ($166,675 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Gallagher reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Sandra Beach Lin

The following table shows the potential payments to Sandra Beach Lin, Executive Vice President and President, Ticona of the Company, upon termination or change in control.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or	Change-of-Control	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for	(without	(with
upon Termination or Change-of-Control	Cause	Good Reason	Termination)	Termination)		Death	Disability

Compensation:
Severance(1)	$0	$550,000	$0	$2,050,682		$0	$0
Stock Options (Acceleration of Unvested Awards)
Service Based(2)	0	0	0	0		0	0
Restricted Stock Units (Acceleration of Unvested Awards)(3)	0	113,180	351,148	351,148		200,190	200,190
Long-Term Cash Incentive Awards	0	49,265	1,675,000	1,675,000		49,265	49,265
Benefits & Perquisites
Welfare Benefit Continuation	0	0	0	0	(4)	0	0
Long-Term Disability	0	0	0	0		0	0	(5)

Total	$0	$712,445	$2,026,148	$4,076,830		$249,455	$249,455

(1)	Ms. Lin’s employment letter guarantees her one year of base salary as a severance payment if she is terminated without cause.

(2)	Time-based options vest in full in the event of a Change in Control; however, as of 12/31/08 the stock price was less than the exercise price, so Ms. Lin’s accelerated options would have had a value of $0.

(3)	In the event of a Change in Control, performance-based RSUs vest in full at target value. In the event of an eligible termination, a prorated amount will vest subject to actual performance. These tables assume performance at target levels.

(4)	Ms. Lin’s change in control agreement provides for reimbursement of premiums for two years of medical and dental coverage continuation which amounts to $25,923 based on 2009 rates.

(5)	Ms. Lin is entitled to an enhanced long-term disability benefit of $13,890 per month ($166,675 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Ms. Lin reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Curtis S. Shaw

The following table shows the payments to Curtis S. Shaw, Executive Vice President, General Counsel and Corporate Secretary of the Company, pursuant to his Agreement and General Release dated September 25, 2008, and in the event of a change in control occurring prior to his separation date.

		Involuntary
	Voluntary	Termination without
	Termination or	Cause or		Change-of-Control	Change-of-Control
Executive Payments and Benefits	Termination for	Resignation for		(without	(with
upon Termination or Change-of-Control	Cause	Good Reason		Termination)	Termination)	Death	Disability

Compensation:
Severance	$0	$1,035,000		$0	$2,632,849	$0	$0
Stock Options (Acceleration of Unvested Awards)
Service Based(1)	0	0		0	0	0	0
Restricted Stock Units (Acceleration of Unvested Awards)	0	28,029		60,062	60,062	28,029	28,029
Deferred Compensation Awards	0	665,952		665,952	665,952	624,663	624,663
Benefits & Perquisites
Welfare Benefit Continuation	0	0	(2)	0	0	0	0
Long-Term Disability	0	0		0	0	0	0	(3)

Total	$0	$1,728,981		$726,014	$3,358,862	$652,692	$652,692

(1)	Time-based options vest in full in the event of a Change in Control; however, as of 12/31/08 the stock price was less than the exercise price, so Mr. Shaw’s accelerated options would have had a value of $0.

(2)	Mr. Shaw’s Agreement and General Release provides for reimbursement of premiums for twelve months of medical and dental coverage continuation which amounts to $17,647 based on 2009 rates.

(3)	Mr. Shaw is entitled to an enhanced long-term disability benefit of $13,890 per month ($166,675 annually). Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Shaw reaches age 65. The monthly benefit is reduced if he receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

STOCK OWNERSHIP INFORMATION

Principal Stockholders and Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of March 2, 2009, by (i) each person known to own beneficially more than 5% of Common Stock of the Company, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers, and (iv) all directors and executive officers as a group.

The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of March 2, 2009, the number of shares of series A common stock outstanding was 143,507,870 and the number of shares of Preferred Stock outstanding was 9,600,000. We currently have no series B common stock outstanding.

	Amount and Nature of Beneficial Ownership of Common Stock*
	Common Stock
	Beneficially			Total
	Owned		Rights to	Common	Percentage of
	Excluding		Acquire	Stock	Common Stock
	Rights to Acquire		Shares of	Beneficially	Beneficially
Name of Beneficial Owner and Investment Power	Shares(1)		Stock(2)	Owned	Owned(3)

FMR LLC(4)	23,047,212		—	23,047,212	16.1%
Adage Capital Partners, L.P. et al(5)	13,588,774		1,001,675	14,590,449	10.2%
UBS AG(6)	9,911,119		—	9,911,119	6.9%
Bank of America Corporation et al(7)	8,749,475		—	8,749,475	6.1%
Wellington Management Company, LLP(8)	7,579,698		—	7,579,698	5.3%
David N. Weidman(9)	387,914		3,149,075	3,536,989	2.5%
Steven M. Sterin(9)	3,769	(10)	37,500	41,269	**
John J. Gallagher III(9)	37,000		542,000	579,000	**
Sandra Beach Lin(9)	5,088	(10)	50,000	55,088	**
Curtis S. Shaw(9)	27,100		250,000	277,100	**
James E. Barlett(9)	8,598		26,553	35,151	**
David F. Hoffmeister(9)	—		14,431	14,431	**
Martin G. McGuinn(9)	52,616		14,431	67,047	**
Paul H. O’Neill(9)	3,598		26,553	30,151	**
Mark C. Rohr(9)	18,616		8,181	26,797	**
Daniel S. Sanders(9)	13,598		26,553	40,151	**
Farah M. Walters(9)	7,000		8,181	15,181	**
John K. Wulff(9)	20,250		14,431	34,681	**
All Directors and executive officers as a group (19 persons)	909,844		5,006,612	5,916,456	4.1%

*	The Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Common Stock at any time at a conversion rate of approximately 1.25 shares of Common Stock for each share of Preferred Stock, subject to adjustments. In addition, this chart reflects rights to acquire shares of Common Stock relating to the right to acquire within 60 days of March 2, 2009 the identified number of shares of Common Stock underlying the vested stock options held by directors and executive officers.

**	Less than 1 percent of shares of Common Stock outstanding.

(1)	Includes shares for which the named person has sole or shared voting and investment power. Does not include shares that may be acquired through exercise of options or restricted stock units.

(2)	Includes shares of Common Stock issuable upon exercise of options or restricted stock units that have vested or will vest on or before May 1, 2009 granted under the 2004 SIP and Common Stock issuable upon conversion of Preferred Stock.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

The calculation of this percentage assumes for each person:

•	143,507,870 shares of Common Stock are issued and outstanding as of March 2, 2009;

•	The acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares that have vested or will vest by May 1, 2009 and shares that may be acquired upon the conversion of Preferred Stock.

(4)	On February 17, 2009, FMR LLC reported beneficial ownership of 23,047,212 shares of Common Stock as of December 31, 2008 with sole voting power of 565,118 shares and sole dispositive power of 23,047,212 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	On February 4, 2009, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C, Robert Atchinson and Phillip Gross each reported beneficial ownership of 13,588,774 shares of Common Stock and 801,340 shares of Preferred Stock (convertible into 1,001,675 shares of Common Stock) as of February 2, 2009 with shared voting power and shared dispositive power of 13,588,774 shares of Common Stock and 801,340 shares of Preferred Stock (convertible into 1,001,675 shares of Common Stock). The address of Adage Capital Partners, L.P. and the above-named entities and individual is 200 Clarendon Street, 52nd floor, Boston, MA 02116.

(6)	On February 10, 2009, UBS AG reported beneficial ownership of 9,911,119 shares of Common Stock as of December 31, 2008 with sole voting power as to 8,116,401 shares and shared dispositive power as to 9,911,119 shares of Common Stock. The address of UBS AG is Bahnhofstrasse 45 P.O. Box Ch-8021, Zurich, Switzerland.

(7)	Based on a Schedule filed jointly on February 12, 2009 by Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holding Corporation, Banc of America Securities LLC, and Banc of America Investment Advisors, Inc. reporting beneficial ownership as of December 31, 2008. Bank of America Corporation and NB Holdings Corporation have shared voting power of 8,323,509 shares of Common Stock and shared dispositive power of 8,749,475 shares of Common Stock. BAC North America Holding Company and BANA Holding Corporation have shared voting power of 8,320,752 shares of Common Stock and shared dispositive power of 8,746,718 shares of Common Stock. Bank of America, NA has sole voting power of 201,209 shares of Common Stock, shared voting power of 8,119,543 shares of Common Stock, sole dispositive power of 227,695 shares of Common Stock, and shared dispositive power of 8,519,023 shares of Common Stock. Columbia Management Group, LLC has shared voting power of 8,063,396 shares of Common Stock and shared dispositive power of 8,511,853 shares of Common Stock. Columbia Management Advisors, LLC has sole voting power of 7,996,166 shares of Common Stock, shared voting power of 67,230 shares of Common Stock, sole dispositive power of 8,274,285 shares of Common Stock, and shared dispositive power of 237,568 shares of Common Stock. Banc of America Securities Holding Corporation has shared voting power of 2,757 shares of Common Stock and shared dispositive power of 2,757 shares of Common Stock. Banc of America Securities LLC has sole voting power of 2,757 shares of Common Stock and sole dispositive power of 2,757 shares of Common Stock. Banc of America Investment Advisors, Inc. has shared voting power of 52,368 shares of Common Stock. The address of Bank of America and the above-named entities is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(8)	On February 17, 2009, Wellington Management Company, LLP reported beneficial ownership of 7,579,698 shares of Common Stock as of December 31, 2008 with shared voting power as to 2,703,348 shares of Common Stock and shared dispositive power as to 7,545,598 shares of Common Stock. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(9)	The address for each of Messrs. Weidman, Gallagher, Shaw, Sterin, Barlett, Hoffmeister, McGuinn, O’Neill, Rohr, Sanders and Wulff, and Ms. Lin and Walters is c/o Celanese Corporation, 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234.

(10)	Includes beneficial ownership of Common Stock by Steven M. Sterin of 1031 equivalent shares and by Sandra Beach Lin of 63 equivalent shares in the Celanese Americas Retirement Savings Plan Stock Fund as of March 3, 2008. Mr. Sterin and Ms. Lin have the ability to direct the voting of the Company’s Common Stock underlying these equivalent shares and the ability to change their investment options at any time.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Any stockholder who would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 may obtain one, without charge, by addressing a request to:

Corporate Secretary
Celanese Corporation
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, at our website, www.celanese.com/index/ir_index/ir_reports.htm.

On behalf of the board of directors of
Celanese Corporation

Executive Vice President, General Counsel
and Corporate Secretary
March 11, 2009

Appendix A

Celanese Corporation
2009 Global Incentive Plan

1.	Purpose

The purpose of the Celanese Corporation 2009 Global Incentive Plan (the “Plan”) is to advance the interests of Celanese Corporation (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees and consultants of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan supersedes the Company’s existing 2004 Stock Incentive Plan (the “2004 Plan”) with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee. On and after the Effective Date, no further grants shall be made under the Prior Plan, which plan shall remain in effect solely as to outstanding awards thereunder.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c) “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(e) “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 17.

(f) “Common Share” means a share of the Company’s Series A common stock, subject to adjustment as provided in Section 12.

(g) “Company” means Celanese Corporation, a Delaware corporation.

(h) “Fair Market Value” means, as of any given date, the average of the high and low sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified by the Committee.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(o) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 13.

(p) “Plan” means the Celanese Corporation 2009 Global Incentive Plan as set forth herein and as amended from time to time.

(q) “Prior Plan” means the Celanese Corporation 2004 Stock Incentive Plan.

(r) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(s) “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(t) “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(u) “Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.	Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) and any Nonemployee Director shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4.	Effective Date and Termination of the Plan

This Plan was adopted by the Board and became effective as of March 6, 2009 (the “Effective Date”), subject to approval by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that, if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Common Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Common Shares issuable pursuant to all Awards under this Plan shall not exceed 5,350,000, plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to outstanding awards under the Prior Plan or any Common Shares that were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to outstanding awards under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Share Counting.  For purposes of this Section 5, with respect to Options or SARs, the number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates. With respect to any Awards that are granted on or after the Effective Date, other than Options or SARs, the number of Shares available for Awards under the Plan shall be reduced by 1.59 Shares for each Share covered by such Award or to which such Award relates.

(c) Issuance of Common Shares.  For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, and (ii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award.

(d) Tax Code Limits.  The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,350,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $20,000,000.

(e) Substitute Awards.  Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards.  Options may be granted to Participants at any time and from time to time prior to the termination of the Plan as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Committee shall establish the exercise price per Common Share under each Option, which in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise, or by any other method approved by the Committee.

(c) No Repricing.  Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and (i) re-granting them with a lower exercise price or (ii) replacing them with other Awards).

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment or other service, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment.  The Committee shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence or upon the termination of the Participant’s employment or other service, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and (i) re-granting them with a lower exercise price or (ii) replacing them with other Awards).

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted. However, for Restricted Stock and Restricted Stock Units granted to Participants other than Nonemployee Directors, except in the event of a change of control of the Company or the death or disability of the Participant, Restricted Stock and Restricted Stock Units shall vest no more quickly than over (i) one (1) year following the date of grant to the extent such vesting is subject to the satisfaction of performance criteria, or (ii) three (3) years following the date of grant to the extent subject only to time-based vesting criteria.

(d) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(e) Voting Rights.  Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(b) Funding.  In order to preserve the tax deductibility of amounts paid to the Company’s named executive officers, the Committee shall determine the maximum funding for Incentive Bonus Awards to such named executive officers based on a percentage of Operating EBITDA. For the purpose of annual bonus awards, the maximum bonus pool available for named executive officers shall be 5% percent of Operating EBITDA. Within this funding limit, annual bonus awards earned by named executive officers shall be determined based on the attainment of established objectives. Such objectives may be qualitative or quantitative in nature. Further, no reduction in the annual bonus award for one named executive officer shall result in an increased bonus award to any other named executive officer or any other employee.

(c) Individual Incentive Opportunities.  Each named executive officer shall be assigned a target Incentive Bonus Award expressed as a percentage of his or her base salary. No payout is earned if threshold performance is not achieved, with the actual payment based on achievement of performance criteria specified by the Committee, and a maximum actual payment for a Participant as determined pursuant to Section 9(b) above.

(d) Incentive Bonus Document.  The terms of any Incentive Bonus may be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

(e) Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-

based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Committee and specified at the time the Incentive Bonus is granted, or within the time prescribed by Section 162(m) and shall otherwise be in compliance with Section 162(m). The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(f) Timing and Form of Payment.  The Committee shall determine the timing and form of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(g) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.

10.	Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant or any other party if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resale by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Common Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s security holders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.  The Committee may establish performance criteria and the level of achievement versus such criteria that shall determine the number of Common Shares, units, or the amount of cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue,

(xx) bookings, (xxi) backlog, (xxii) customer service, (xxiii) trade working capital, and/or (xxiv) environmental, health and/or safety goals. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results and (iv) accruals for reorganization and restructuring programs.

14.	Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime; provided, however, that a Participant may transfer an Award for no consideration to the Participant’s “family members” as defined in Form S-8 under the Securities Act of 1933. In no event shall Awards be transferable for value or consideration.

15.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

16.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to a Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired. The Company shall also be authorized to deduct withholding taxes from a Participant’s other compensation or to make other arrangements to satisfy withholding tax obligations. The Company shall further be authorized to deduct from any payment under an Award or from a Participant’s other compensation any tax or social insurance payment imposed on the Company or Subsidiary in connection with such Award.

17.	Administration of the Plan

(a) Administration by Committee.  The Plan shall be administered by the Compensation Committee of the Board or, in the absence of a Compensation Committee, or in the event the Compensation Committee is not properly constituted, by the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee; provided, further, that no such officer shall have the authority to grant Awards to Nonemployee Directors. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of the Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or other service, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Committee.  All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

18.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6, (c) increase the benefits accrued to any Participant, (d) increase the number of Common Shares available for issuance under the Plan, (e) modify the eligible classes of Participants under the Plan, (f) eliminate the minimum vesting requirements in Section 8(c) or allow the Committee to waive such requirements, or (g) otherwise amend the Plan in any manner requiring stockholder approval by law or under applicable listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

19.	Miscellaneous

(a) No Liability of Company.  The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b) Non-Exclusivity of Plan.  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m). Further, such arrangements may be either generally applicable or applicable only in specific cases.

(c) Governing Law.  This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Delaware and applicable federal law.

(d) No Right to Employment, Reelection or Continued Service.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

(e) Unfunded Plan.  The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

(f) Employees Based Outside of the United States.  Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its Subsidiaries operate or have employees, the Committee, in its sole discretion, shall have the power and authority to: (1) determine which employees that are subject to the tax laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of any Awards granted to employees who are employed outside the United States, and (3) establish sub-plans, modified exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable in such foreign jurisdictions.

(g) Discretionary Nature of Benefit.  The grant of Awards by the Committee is a one-time benefit and does not create any contractual or other right to receive a grant of an Award or any payment or benefit in lieu of an Award in the future. The Committee’s selection of an eligible employee to receive an Award in any year or at any time shall not require the Committee to consider or select such employee to receive an Award in any other year or at any other time. Further, the selection of an employee to receive one type of Award under the Plan does not require the Committee to select such employee to receive any other type of Award under the Plan. The Committee shall consider such factors it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Future grants, if any, will be made at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares or units awarded or the value of any such Award, vesting and exercise provisions, exercise or grant price and any and all other terms and conditions governing such Awards.

(h) Voluntary Participation.  Participation in the Plan is voluntary and the value of any Award is an extraordinary item of compensation outside the scope of a Participant’s employment contract or agreement, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy or end of service payments or benefits, bonuses, service or long-service awards, pension and / or retirement benefits, or any similar benefits or payments.

Appendix B

Celanese Corporation
2009 Employee Stock Purchase Plan

1.	Purpose of the Plan

The purpose of the Celanese Corporation 2009 Employee Stock Purchase Plan (“Plan”) is to provide employees of Celanese Corporation, a Delaware corporation (“Celanese”), and certain of its subsidiaries described in Section 4 (individually a “Participating Employer” and collectively the “Participating Employers”) with a strong incentive for individual creativity and contribution to ensure the future growth of the Participating Employers by enabling such employees to acquire shares of common stock of Celanese (the “Celanese Stock”), in the manner contemplated by the Plan. Rights to purchase Celanese Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted accordingly.

2.  Amount of Stock Subject to the Plan; Payment for Shares

The total number of shares of Celanese Stock that may be issued pursuant to rights of purchase granted under the Plan shall not exceed 14,000,000 shares of authorized Celanese Stock. Such shares may be: (i) treasury shares, including shares acquired by Celanese in open market transactions; (ii) authorized but unissued shares, and/or (iii) shares acquired by the third party administrator of the Plan (or its delegate) on the open market. If a right of purchase under the Plan expires or is terminated unexercised for any reason, the shares as to which such right so expired or terminated again may be made subject to a right of purchase under the Plan.

3.	Administration by Committee

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”) or, in the absence of a Compensation Committee or in the event the Compensation Committee is not properly constituted, by the Board itself. To the extent necessary, the Committee may delegate any of its duties or responsibilities as they pertain to a Participating Employer to such Participating Employer. The Committee or any Participating Employer with the consent of the Committee may appoint or engage any person or persons as a third party administrator to perform ministerial functions pertaining to the issuance, accounting, recordkeeping, forfeiture, exercise, communication, transfer, or any other functions or activities necessary or appropriate to administer and operate the Plan (the “plan administrator”). Any third party administrator engaged to assist the Committee who is not an employee of a Participating Employer shall be required to be bonded and insured for errors and omissions insurance in such amounts and by such carrier as is deemed suitable and appropriate by the Committee. The Committee shall administer the Plan all as provided herein. The Committee shall hold meetings at such times and places as each may determine and may take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such other persons as each deems necessary for proper administration of the Plan. Subject to the express provisions of the Plan and the requirements of applicable law, the Committee shall have authority, in its discretion, to determine when each offering hereunder of rights to purchase shares (hereinafter “offering”) shall be made, the duration of each offering, the dates on which the purchase period for each offering shall begin and end, the total number of shares subject to each offering, the purchase price of shares subject to each offering and the exclusion of any employees pursuant to Section 4; provided that unless the Committee determines otherwise, an offering shall begin on the first day of each calendar quarter (the “Offering Date”), beginning on October 1, 2009, and each offering and the purchase period thereunder shall be three (3) months in duration, with each offering ending on the day prior to the first day of the subsequent offering (the “Purchase Date”). Subject to the express provisions of the Plan, the Committee has authority (a) to construe offerings, the Plan and the respective rights to purchase shares, (b) to prescribe, amend and rescind rules and regulations relating to the Plan and (c) to make all other determinations necessary or advisable for administering the Plan. The determination of the Committee with respect to matters referred to in this Section 3 as within its province shall be conclusive, except that, to the extent required by law or by the Certificate of Incorporation or By-Laws of Celanese, the terms of any offering shall be subject to ratification by the Board of Directors of Celanese Corporation (the “Board of Directors”) or the Committee prior to the effective date of such offering.

4.	Eligibility

No right to purchase shares shall be granted hereunder to a person who is not an employee of Celanese or a subsidiary corporation, now existing or hereafter formed or acquired. As used in the Plan, the terns “parent corporation” and “subsidiary corporation” shall have the meanings respectively given to such terms in Sections 424(e) and 424(f) of the Code (i.e., generally, corporations that, in an unbroken chain of corporations including the Company, are at least 50%-related to the Company based on total combined voting power). Each offering shall be made to all “eligible employees” of Celanese and to all eligible employees of any of its subsidiary corporations to which participation in the Plan is extended by the Committee or its delegate from time to time in its discretion. Unless otherwise determined by the Committee, the following classes of employees shall be excluded from participation in an offering under the Plan: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than 5 months in any calendar year. In addition, the following groups of employees shall be excluded from participation in an offering: (i) in the discretion of the Committee, as specified in the terms of any offering, highly compensated employees within the meaning of Section 414(q) of the Code; and (ii) any employee who, immediately after the grant of a right to purchase stock pursuant to an offering, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of Celanese or of any subsidiary or parent corporation of Celanese (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; shares that the employee may purchase under outstanding rights of purchase and options shall be treated as stock owned by him; and the Committee may rely on representations of fact made to it by the employee and believed by them to be true).

5.	Offerings

The Committee may make grants to all eligible employees of the Participating Employers of rights to purchase shares under the terms hereinafter set forth. Unless otherwise provided by the express provisions of the Plan, the terms and conditions of each offering shall state its effective date, shall define the duration of such offering and the purchase period thereunder, shall specify the number of shares that may be purchased thereunder, shall specify the purchase price for such shares and shall specify if any employees are excluded pursuant to Section 4. During the purchase period specified in the terms of an offering, payroll deductions shall be made from such employee’s compensation pursuant to Sections 6, 7 and 8. Any stated purchase period shall end no later than 27 months from the effective date of any offering hereunder. The measure of an employee’s participation in an offering shall be such employee’s Base Salary for the purchase period specified in such offering, subject to appropriate adjustments that would exclude items such as reimbursement of moving, travel, trade or business expenses.

6.	Participation

An eligible employee may participate in an offering by enrolling (or, if the eligible employee previously discontinued participation in the Plan pursuant to Section 8, by re-enrolling) through the internet website of the plan administrator prior to the Offering Date or, if the website is unavailable, by completing a payroll deduction authorization form and forwarding it to the plan administrator during the enrollment period prior to the Offering Date. The employee must authorize a regular payroll deduction from the employee’s compensation. An employee shall be considered a “Participant” in the Plan as of the Offering Date immediately following his or her enrollment or re-enrollment in the manner specified above and shall continue as a Participant until the earlier to occur of (i) the first date of the payroll period immediately following the date on which the Participant properly registers a discontinuance to the payroll deduction authorization information then on file with the Committee, the Participating Employer or plan administrator, or as soon as administratively practicable after the first day of such payroll period, or (ii) the date on which the Participant is no longer an eligible employee.

7.	Deductions or Payments

The Committee, or its designee, shall maintain a payroll deduction account for each participating employee. With respect to any offering made under the Plan, an employee may authorize a payroll deduction of any whole percentage up to a maximum of 20% of the employee’s Eligible Compensation he/she receives during the purchase period specified in an offering. Interest shall not be accrued, payable or credited under this Plan on any amount in the payroll deduction or other Plan account. For purposes hereof, “Eligible Compensation” means an employee’s salary or hourly base rate of pay, as the case may be, and any commissions received by the employee, but except to the extent determined otherwise by the Committee, shall exclude overtime pay, bonuses, disability payments, workers’ compensation payments, and any other payment in excess of normal salary or hourly base pay or commissions.

8.	Deduction or Payment Changes

A Participant may change or discontinue payroll deductions through the plan administrator’s website or, if the website is unavailable, by completing a new payroll deduction authorization form and forwarding it to the plan administrator. Any change shall become effective on the first Offering Date after the Participant properly registers the change of the payroll deduction authorization information then on file with the plan administrator, while any discontinuance shall become effective on the first day of the payroll period immediately following the date on which the Participant properly registers the discontinuance of such information, or as soon as administratively practicable after the first day of such payroll period. The Committee may establish limits on the number of times a Participant may be entitled to change or discontinue payroll deductions. Unless otherwise permitted by a third party plan administrator’s procedures, if a Participant discontinues payroll deductions for an offering under the Plan, the Participant shall be deemed to have withdrawn from the offering pursuant to Section 9 below.

9.	Withdrawal of Funds

A Participant may at any time and for any reason withdraw the entire cash balance then accumulated in such Participant’s payroll deduction account and thereby withdraw from participating in an offering. Upon withdrawal of the cash balance in a payroll deduction or other account, such Participant shall cease to be eligible to participate in the offering pursuant to which the withdrawn funds were withheld or received. Partial withdrawals shall not be permitted. Any cash balance withdrawn in accordance with this Section 9 may not be transferred to any payroll deduction or other account maintained for the employee pursuant to another offering, whether under the Plan or under another such plan.

10.	Right of Purchase — Option for a Maximum Number of Shares

The right of an employee to purchase stock pursuant to an offering under the Plan shall be an “option” (and an offering shall be the “grant” of such option) to purchase no more than 25,000 shares (or such lower amount as otherwise provided under the Plan) during a purchase period.

11.	Maximum Allotment of Rights of Purchase

Any right to purchase shares under the Plan shall be subject to the limitations of Section 423(b)(8) of the Code (generally limiting accrual of the right of any employee to purchase shares under all employee stock purchase plans of Celanese and any subsidiary or parent corporation, qualified under Section 423 of the Code, to an annual rate of $25,000 in fair market value on the Offering Date).

12.	Purchase Price

The purchase price for each share under each right of purchase granted pursuant to an offering shall not be less than an amount equal to 85% of the fair market value (defined below) of such share determined on the Purchase Date For all purposes under this Plan, the “fair market value” of a share of Celanese Stock on any given date shall be the average of the high and low sales prices on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) on the New York Stock Exchange

Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Celanese Stock is listed, in any case, as reporting in such source as the Committee shall select.

13.	Method of Payment

As of the last trading day in each calendar quarter (such date being known as an “investment date”), the payroll deduction account of each Participant shall be totaled. On such investment date such Participant shall purchase without any further action, the maximum number of whole and fractional shares (subject to the limitations provided in Sections 10 and 11) possible at a per share purchase price equal to the amount determined under Section 12, together with any fees or charges associated with such purchase, except as otherwise prohibited by law, that can be purchased with the funds in such Participant’s payroll deduction account. The Participant’s payroll deduction or other account shall be charged for the amount of the purchase and shares shall be issued for the benefit of the Participant as soon thereafter as practicable for the shares so purchased, which shares may be issued in nominee name. Except as otherwise prohibited by law, all funds in payroll deduction accounts may be used by Celanese for its general corporate purposes as the Board of Directors shall determine. However, any funds that remain in a Participant’s payroll deduction account after applying the limitations of Sections 10 and 11 shall be returned to the Participant.

14.	Rights as a Stockholder

A Participant shall have no rights as a stockholder with respect to any shares covered by a right of purchase until a stock certificate for such shares is issued to the benefit of such Participant, which stock certificate may be issued in nominee name. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or in other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 16.

15.	Rights Not Transferable

Rights to purchase shares under the Plan are not transferable by a participating employee and may be exercised only by such Participant during such Participant’s lifetime.

16.	Adjustment of Shares

If any change is made in the number, class or rights of shares subject to the Plan or subject to any offering under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding rights of purchase as shall be equitable to prevent dilution or enlargement of such rights; provided, however, that any such adjustment shall comply with the rules of Section 424(a) of the Code if the transaction is one described in said Section 424(a); provided, further that in no event shall any adjustment be made that would render any offering other than an offering pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

17.  Retirement, Termination and Death

In the event of a Participant’s retirement or termination of employment, the amount in the Participant’s payroll deduction or other Plan account shall be refunded to such Participant and the restricted and nonrestricted shares of stock held for such Participant’s benefit by the Plan shall upon request be issued to such Participant, and in the event of such Participant’s death, such amount and stock shall be paid and issued to such Participant’s estate or as otherwise provided under applicable law.

18.	Amendment of the Plan

This Plan may be amended at any time by the Committee, subject to the approval of the stockholders of Celanese to the extent required by Section 423 of the Code, applicable law, or stock exchange listing standards.

19.	Termination of the Plan

The Plan and all rights of employees hereunder shall terminate: (i) on the investment date that participating employees become entitled to purchase a number of shares greater than the number of shares that remain available for purchase under the Plan; or (ii) in the discretion of the Committee, upon the completion of any purchase period. In the event that the Plan terminates under circumstances described in (i) above, shares remaining available for purchase under the Plan as of the termination date shall be issued to Participants on a pro rata basis. Any cash balances remaining in Participants’ payroll deduction and other Plan accounts upon termination of the Plan shall be refunded as soon thereafter as practicable. The powers of the Committee provided by Section 3 to construe and administer any right to purchase shares granted prior to the termination of the Plan shall nevertheless continue after such termination.

20.	Listing of Shares and Related Matters

If at any time the Committee shall determine, based on opinion of counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or Federal or foreign law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to counsel.

21.	Third Party Beneficiaries

None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participant. A Participant may not create a lien on any portion of the cash balance accumulated in such Participant’s payroll deduction or other Plan account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participant’s benefit.

22.	General Provisions

The Plan shall neither impose any obligation on Celanese or on any subsidiary corporation to continue the employment of any Participant or eligible employee, nor impose any obligation on any Participant to remain in the employ of Celanese or of any subsidiary corporation. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an “employee” of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such Section. For purposes of the Plan, the transfer of an employee from employment with Celanese to employment with a subsidiary of Celanese, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

23.	Governing Law

Except where jurisdiction is exclusive to the federal courts or except as governed by federal law, the Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

26.	Effective Date

The effective date of this Plan is March 6, 2009. The Plan was originally effective upon its approval by the Board of Directors; provided, however, that no purchase period under the Plan began until a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan became effective.

Appendix C

Celanese Corporation
Director Independence Standards

The Board of Directors (the “Board”) of Celanese Corporation has adopted these standards to assist it in determining whether a director qualifies as “independent”. To be considered independent under the listing standards of the New York Stock Exchange, the Board must determine that the director does not have any material relationship with the Company, other than as a director, either directly or indirectly (such as through a position as a partner, shareholder or officer of another entity that has a relationship with the Company). For purposes of these standards, the “Company” includes Celanese Corporation and any of its consolidated subsidiaries.

The Board will make an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. In making this determination, the Board will consider all relevant facts and circumstances, including the nature, extent and significance of any relationships that the director has with the Company, and will assess whether any such relationships would impact the ability of the director to act independently from management. The Board will confirm its findings by a resolution of the Board.

For purposes of assessing whether a director meets the definition of “independent” described above, the Board has determined that a director is not independent if:

•	the director is, or has been within the last three years, employed by the Company, or an immediate family member[1] of the director is, or has been within the last three years, employed by the Company as an executive officer;

•	the director or an immediate family member of the director has received more than $120,000 during any twelve-month period during the last three years in direct compensation from the Company, other than director’s fees, pension or other forms of deferred compensation that is for prior service and not contingent upon continued service, compensation for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee below the level of executive officer;

•	(i) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer by another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee; or

•	the director is currently employed by, or an immediate family member of the director is currently employed as an executive officer by, an entity (other than a charity) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of that entity’s consolidated gross revenues.

1 An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home, but excluding individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

C-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CELANESE CORPORATION CELNS1 For Against Abstain CELANESE CORPORATION 1601 W. LBJ FREEWAY DALLAS, TX 75234 For Against Abstain 1a. Mr. James E. Barlett 1b. Mr. David F. Hoffmeister 1c. Mr. Paul H. O'Neill 2. To ratify the selection of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2009; 3. To consider and vote on a proposal to approve the 2009 Global Incentive Plan; and 4. To consider and vote on a proposal to approve the 2009 Employee Stock Purchase Plan. Vote on Directors 1. To elect the Nominees listed below to serve on our Board of Directors until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified; Nominees: Vote on Proposals VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors' recommends a vote FOR all Nominees and FOR proposals 2, 3 and 4.